                                                             Exhibit 10.42




                          Jeanswear License Agreement


                                    Between



                               DONNA KARAN STUDIO

                                      And

                       BROADWAY JEANSWEAR HOLDINGS, INC.

                        BROADWAY JEANSWEAR COMPANY, INC.

                                      And

                       BROADWAY JEANSWEAR SOURCING, INC.





                            Dated September 27, 1996

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                               TABLE OF CONTENTS

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1.       Grant of License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
2.       Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
3.       Design Services; Production of Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
4.       Quality Control; Contractors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
5.       Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
6.       Advertising; Marketing; Showroom; Public Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
7.       The Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
8.       Guaranteed Minimum Royalty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    72
9.       Sales Royalty and International Administrative Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    73
10.      Payments; Currency Conversions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
11.      Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
12.      Books and Records; Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    82
13.      The Licensed Mark  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    84
14.      Copyright  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    90
15.      Confidentiality and Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    91
16.      Indemnity; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    96
17.      Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   101
18.      Rights on Expiration or Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   111
19.      Brokerage Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   122
20.      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   122
21.      Notices and Other Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   128
22.      Travel Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   128
23.      Assignability; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   129
24.      Arbitration; Court Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   131
25.      Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   133
26.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .. . . . . . . . . . . .   136

SCHEDULE A - PRODUCTS
SCHEDULE B - SHOP-IN-SHOP ROLL OUT SCHEDULE
SCHEDULE C - GUARANTEED MINIMUM ROYALTY/PROJECTED NET SALES
SCHEDULE D - ANNUAL MARKETING PLAN CATEGORIES


EXHIBIT A - FORM OF CONTRACTOR AGREEMENT
EXHIBIT B - INITIAL APPROVED FORM OF JEANS MARK
EXHIBIT C - GUARANTY
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         AGREEMENT made this 27th day of September, 1996, by and between DONNA
KARAN STUDIO, a New York partnership with offices at 550 Seventh Avenue, New York, New York 10018 ("LICENSOR"), and BROADWAY JEANSWEAR HOLDINGS, INC. ("HOLDINGS"), BROADWAY JEANSWEAR COMPANY, INC. ("OPERATING") and BROADWAY JEANSWEAR SOURCING, INC. ("SOURCING"), each a Delaware corporation with offices at 1385 Broadway, New York, New York 10018. (Hereinafter, Holdings, Operating and Sourcing sometimes shall be referred to jointly and severally as "LICENSEE").
                             W I T N E S S E T H :

         WHEREAS, pursuant to a license agreement dated July 3, 1996 (the "PRINCIPAL LICENSE"), Licensor has been granted the exclusive right by Gabrielle Studio, Inc. ("GABRIELLE"), a New York corporation and the owner of the mark "DKNY" and the logo "DKNY DONNA KARAN NEW YORK" (the "PRINCIPAL MARK"), to use and to license the use of the Principal Mark throughout the world (the "TERRITORY," with the individual countries in the Territory sometimes being referred to individually as a "COUNTRY" and jointly as "COUNTRIES") in connection with the products set forth on Schedule A annexed hereto ("PRODUCTS"); and
         WHEREAS, Licensee desires to be granted the right to use Gabrielle's mark and logo "DKNY JEANS" (the "JEANS MARK") in the Territory in connection with Products in the "better" market segment (the "MARKET SEGMENT"), the Market Segment being defined as those Products that are constructed of such quality, materials, trim, fabrication and design, as further described on Schedule A, that they would generally have such retail values, on a current basis, as are set forth in the "Merchandising Schedule" (as defined in paragraph 3.1 below); and
         WHEREAS, the Principal Mark and the Jeans Mark sometimes are referred to herein jointly and severally as the "LICENSED MARK"; and
         WHEREAS, Holdings will be holding the license being granted by Licensor hereunder and will be primarily responsible for the payment of royalties to Licensor hereunder; and
         WHEREAS, Operating will be primarily responsible for the development and sale of "Articles" (as defined in paragraph 1.1(a)(ii) below); and
         WHEREAS, Sourcing will be primarily responsible for the production of Articles; and
         WHEREAS, Licensee is a wholly-owned subsidiary of Designer Holdings Ltd., a Delaware corporation ("GUARANTOR"); and
         WHEREAS, the term "AFFILIATE" as used herein means and includes any entity which controls, is controlled by or is under common control with the subject entity,
         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:
         1.      Grant of License
                 1.1      (a)     (i)      Licensor hereby grants to Licensee,
during the term of this Agreement, a license throughout the Territory (except as provided in paragraph 1.1(b) below) to use the Jeans Mark in connection with the manufacture, distribution and sale solely of Products approved by Licensor pursuant to the approval provisions of this Agreement. The license granted hereunder is exclusive only in regard to the use of the Jeans Mark in connection with Products.
                                  (ii)     Products which are approved for sale
and sold by Licensee hereunder shall be referred to collectively herein as "ARTICLES." There shall be two (2) general groups of Articles: "BASIC ARTICLES," which include those Articles which are the traditional core items of a denim-based jeanswear collection in accordance with industry practice; and "FASHION ARTICLES," which include those Articles which are developed hereunder for inclusion in a particular seasonal collection.
                          (b)     Licensee acknowledges that Licensor has
advised it that Licensor heretofore has granted to Albert, S.A. ("ALBERT") an exclusive license (the "ALBERT LICENSE") to use the Principal Mark in connection with children's apparel products, including children's Products, solely within the countries covered by the Albert License, a list of which heretofore has been provided to Licensee by Licensor (the "ALBERT COUNTRIES"). Accordingly, the license granted hereunder does not include the grant to Licensee of the right to use the Jeans Mark in connection with children's Products in the Albert Countries.

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                          (c)     (i)      Licensee acknowledges that Licensor
heretofore has granted to its Affiliate, The Donna Karan Company ("DKCO"), a license which permits DKCo to use the Licensed Mark throughout the Territory in connection with various products, including Products (the "DKCO LICENSE"), and that DKCo currently is manufacturing and selling Products under the Principal Mark as well as Products (and other products) under the Jeans Mark. (The Products being manufactured and sold by DKCo under the Jeans Mark are referred to herein as "DKCO JEANS MARK PRODUCTS"). The final collections of DKCo Jeans Mark Products to be sold by DKCo will be the Summer 1997 collections. Accordingly, during the term of this Agreement, DKCo shall not accept orders for any DKCo Jeans Mark Products for any season following Summer 1997, and DKCo promptly shall forward to Licensee all inquiries it receives regarding any such potential orders. Licensee acknowledges that, at the time the initial collections of Articles to be manufactured and sold by it hereunder are introduced and thereafter shipped, DKCo Jeans Mark Products from prior seasonal collections thereof will remain in the marketplace. However, DKCo shall not offer for sale or ship any DKCo Jeans Mark Products after May 31, 1997 (the "TRANSITION DATE"). On the Transition Date, DKCo shall deliver to Licensee a schedule of and assign to Licensee all then outstanding confirmed and unfilled orders for DKCo Jeans Mark Products. Notwithstanding the foregoing, DKCo may ship outdated DKCo Jeans Mark Products not purchased by Licensee under paragraph 1.1(c)(ii) below to "Licensor Outlet Stores" (as defined in paragraph
26.3 below) in accordance with past practice. DKCo shall promptly forward to Licensee any payments it receives in respect of shipments of Articles (including those which were DKCo Jeans Mark Products purchased by Licensee from DKCo as hereinafter provided) by Licensee, and Licensee shall promptly forward to DKCo any payments it receives in respect of shipments of DKCo Jeans Mark Products by DKCo.
                                  (ii)     (A)     On the Transition Date,
Licensee shall purchase from DKCo, on an "as-is, where- is" basis, all of DKCo's usable and salable inventory (but not, at Licensee's option, outdated inventory) of DKCo Jeans Mark Products (but not other products being sold by DKCo under the Jeans Mark). The price to be paid for such inventory delivered to Licensee shall be equal to DKCo's cost therefor, as shown in its financial records, calculated in the way DKCo currently calculates cost of inventory in accordance with generally accepted accounting principles for financial reporting purposes and shall be paid to DKCo net 30 days. In connection with such purchase, on or about the Transition Date, DKCo shall deliver to Licensee an inventory aging schedule showing finished inventory by product category, style, sku and cost and the results of the physical count of the inventory being delivered to Licensee and also shall provide Licensee with such other information reasonably requested by Licensee relating to DKCo's pricing practices and a description of the way DKCo calculates cost for financial reporting purposes. Also, within approximately twenty-five (25) days after the Transition Date, DKCo shall deliver to Licensee an "agreed upon procedure report" prepared by Ernst & Young, Licensor's and DKCo's independent certified accountants, which shall be prepared based upon the reasonable procedures mutually agreed upon by the chief financial officers of Licensee and Licensor. (Licensee acknowledges, however, that dates of production for DKCo Jeans Mark Products which would be "Basic Articles" hereunder cannot be accurately determined for any particular such DKCo Jeans Mark Products.) Promptly after the Transition Date, such inventory shall be shipped to the location specified by Licensee at which location it shall be unpacked in the presence of representatives of Licensee and DKCo and the inventory delivered counted and verified.
                                        (B)     Licensee also shall purchase
from DKCo DKCo's "DKCo Jeans Mark Products-in- process" at DKCo's contractors' factories on the Transition Date and all usable tags, labels and trim used in connection with DKCo Jeans Mark Products on hand on the Transition Date which is being held at such factories for use in connection with the completion of such work-in-process. With respect to such work-in-process (a general description of which shall be delivered to Licensee on or about the Transition
Date), production shall be completed in the ordinary course and DKCo shall pay for such Products and arrange for the shipment of the Products to the location specified by Licensee. The price to be paid for such Products shall be equal to DKCo's cost therefor, calculated in the manner provided in paragraph above, and shall be paid to DKCo promptly after its receipt thereof and an invoice therefor. Licensee also shall be responsible for and shall reimburse DKCo on demand for all costs reasonably incurred by DKCo in connection with the shipment thereof to Licensee.

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                                        (C)     Licensee shall have forty (40)
days (X) from the date the inventory is delivered to it in accordance with paragraph 1.1(c)(ii)(A) above and (Y) from the date the finished "DKCo Jeans Mark Products-in-process" are delivered to it in accordance with paragraph 1.1(c)(ii)(B) above, to dispute the amount which DKCo has indicated is payable to DKCo with respect thereto by delivery of a written notice (each, a "DISPUTE NOTICE") to DKCo and Licensor specifying in reasonable detail the matters in dispute, provided that, together with each Dispute Notice, Licensee pays to DKCo the aggregate amount which DKCo has indicated is payable to DKCo with respect to the entire shipment of inventory or finished "DKCo Jeans Mark Products-in-process" with respect to which certain matters are in dispute as provided in the subject Dispute Notice. If Licensee fails to pay the aggregate amount indicated as payable as aforesaid, such aggregate amount shall be deemed an account stated and not subject to reduction. If Licensee delivers a Dispute Notice and makes the required payment, Licensee and DKCo and Licensor thereupon shall use their best efforts promptly to resolve the matters in dispute. If Licensee and DKCo and Licensor are unable to resolve the matters in dispute within thirty (30) days after the delivery by Licensee of a Dispute Notice and the required payment, they shall submit the dispute to a national accounting firm other than Ernst & Young or Coopers & Lybrand agreed to by the parties (the "FIRM") for resolution. If Licensee and DKCo and Licensor cannot agree on the Firm, Ernst & Young and Coopers & Lybrand shall jointly select the Firm. The fees of the Firm shall be paid equally by Licensee, on one hand, and DKCo and Licensor, on the other hand. Licensee and DKCo and Licensor shall cooperate fully with the Firm. The Firm shall be instructed to reach its conclusion on the matters in dispute based upon the written submissions of the parties, and, if requested by the Firm, oral presentations of the parties, by no later than thirty (30) days from the date the dispute is submitted to the Firm for resolution. The Firm's resolution of the dispute shall be conclusive and binding upon the parties hereto. Not later than five (5) business days after the dispute is resolved in accordance with the foregoing, Licensee or DKCo, as the case may be, shall deliver to the other by wire transfer of immediately available funds, an amount equal to the underpayment or overpayment, as the case may be.
                                  (iii) Licensee, Licensor and DKCo shall use
their respective commercially reasonable efforts to assure an orderly transition from DKCo's DKCo Jeans Mark Products business to the business which will be conducted by Licensee hereunder (the "BUSINESS"), including, without limitation, in connection with the completion of the production of the "DKCo Jeans Mark Products-in-process," as aforesaid. In that regard, between the date hereof and the Transition Date, Licensor shall not enter into any transaction or accept any order or make any purchase orders with respect to DKCo Jeans Mark Products other than in the ordinary course of business consistent with past practice, except as otherwise contemplated herein.
                                  (iv)     Licensee shall not resell such DKCo
Jeans Mark Products as "Articles" unless they would be "Basic Articles" and only may dispose of such DKCo Jeans Mark Products, if any, which would not be "Basic Articles" in the manner in which "Off-Price Articles" (as defined in paragraph 9.1(c) below) may be sold hereunder. All sales of any such DKCo Jeans Mark Products, whether or not as "Articles" hereunder, shall be made subject to all of the provisions of this Agreement, including the
"Sales Royalty" and "International Administrative Fee" provisions set forth in
Section 9 below, but sales of any such DKCo Jeans Mark Products as Off-Price Articles shall not be counted toward the three percent (3%) cap described in paragraph 9.1(c) below.
                 1.2 All Articles shall bear the Jeans Mark except as hereinafter provided and no Articles shall be sold or otherwise distributed by Licensee under any mark other than the Jeans Mark. Licensee may not use the Principal Mark in any manner, except as part of the Jeans Mark in accordance herewith, and no separate or independent rights have been granted hereunder to Licensee with respect to the Principal Mark.
                 1.3 Licensor reserves all rights to the Licensed Mark except as specifically granted herein to Licensee and Licensor may exercise such rights at any time. In that regard,
                          (a)     (i)      Licensor may use and license to its
Affiliates and others the right to use, in connection with all or some of the Products, any names and marks other than the Jeans Mark. Such Products may be substantially similar to Articles in styling, fabrication, color and the like. However, during the term of this Agreement, Products bearing the Principal Mark (whether alone or together with any descriptive or fanciful word or words), including, without limitation, those Products the production of which may be arranged for by Licensee under paragraph 26.4(a) below, shall not be sold as a separate collection. It also is acknowledged that the Products bearing the Principal Mark (other than such Products which are baseball-style caps) would be of a higher quality than Articles, would use higher quality and more expensive fabrications and trim, may feature more detail and handicraft and, therefore, would be more expensive to produce than Articles, having generally a wholesale value of approximately thirty percent (30%) higher than the then current wholesale values for Articles. Also, collections of Products (as well as individual Products) sold under the name or mark "DONNA KARAN" or "DONNA KARAN NEW YORK" (whether alone or together with any descriptive or fanciful word or words) only may be targeted for the "designer" market segment with wholesale values consistent with those of third party collections of Products (as well as individual Products) targeted for the "designer" market segment.

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                                  (ii)     If, after the Summer 1997 seasonal
collections, a separate collection of Products bearing the Principal Mark (whether alone or together with any descriptive or fanciful word) is sold or threatened to be sold in violation of the provisions of paragraph 1.3(a)(i) above, Licensee shall have the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction, it being agreed to that any breach or threatened breach of those provisions would cause irreparable injury to Licensee and that money damages would not provide an adequate remedy to Licensee. In seeking such injunctive relief, Licensee shall not be obligated to secure a bond or other security.
                          (b)     Licensor may use and license to its
Affiliates and others the right to use the Jeans Mark in connection with products other than Products.
                 1.4 Although under paragraph 4.7(b) below Licensee is obligated to use its best efforts to have its customers establish "Shop-in-Shops" (as defined in said paragraph 4.7(b)) for the retail sale of Articles, Licensee acknowledges that the rights granted to it hereunder do not include the right to operate a boutique or an in-store retail concession (i.e., an area within a multibrand store leased or licensed from the store owner in which the lessee/licensee operates a business independently from the business of the store owner) under the Jeans Mark or any variation or simulation thereof or otherwise to sell Articles at retail.
                 1.5      (a)     Subject to the provisions of paragraph 1.1(b)
above and paragraphs 1.6, 4.7(a) and 20.2 below, Licensee shall use its best efforts to develop and promote all Articles, to exploit the rights herein granted throughout each Country and vigorously to promote the sale of Articles therein consistent with the high standards and prestige represented by the Licensed Mark and the advertising/marketing philosophy of Licensor. In connection therewith, it is anticipated that Licensee shall set its wholesale prices of Articles at a level which would encourage the development of sales of Articles while maintaining the image of Articles as that of among the best quality of Products in the Market Segment, although Licensee shall be free to set its wholesale prices for Articles in its sole and absolute discretion; it being understood that Licensor is not empowered to fix or regulate or in any way influence the prices for which the Articles are to be sold, either at the wholesale or retail level.
                          (b)     (i)      Licensee may engage distributors for
Articles for the various Countries ("LICENSEE DISTRIBUTORS"), which Licensee Distributors may be Affiliates of Licensee or unaffiliated with Licensee, but only may have one (1) Licensee Distributor for each Country at any given time, unless otherwise agreed and approved by Licensor in its sole and absolute discretion on a case-by-case basis in accordance with the provisions of this paragraph. (In addition to the information required to be provided with respect to such a proposed additional Licensee Distributor as provided below, together with such information Licensee also shall provide Licensor with an explanation as to why such an additional Licensee Distributor is needed for the subject Country.) Also, no Licensee Distributor may engage any subdistributors for Articles. If Licensee wishes to engage a Licensee Distributor, it so shall notify Licensor thereof and, together with such notice, (A) shall provide Licensor with such information relating to the experience, reputation, qualifications and financial position of the proposed Licensee Distributor and the Licensee Distributor's Affiliates which Licensee determines is necessary and appropriate to permit Licensor to reach an informed judgment as to the quality of the proposed Licensee Distributor and its reliability, integrity and general suitability, it being understood that such information shall include, without limitation, a statement setting forth any other brands of Products and other products for which the proposed Licensee Distributor or any of its Affiliates acts as a distributor or sales agent/representative or in any other capacity, (B) shall advise Licensor of the amount, if any, to be paid by the proposed Licensee Distributor in consideration for being engaged as a distributor for Articles, and (C) shall provide Licensor with such detailed information as is reasonably available to it relating to market conditions in the territory to be covered by the distribution agreement between Licensee and the proposed Licensee Distributor ("DISTRIBUTION AGREEMENT"), it being understood, however, that such information shall include, without limitation, the identities and capabilities of other potential distributors for Articles of which it is aware, whether Licensee undertook discussions regarding the distribution of Articles with any of such other potential distributors, the reasons for rejecting any such potential distributor with which it had discussions, the reasons for not undertaking discussions with any such potential distributor with which it did not have discussions and the amounts, if any, offered by any such potential distributor in consideration for the right to be engaged as a distributor for Articles. Thereafter, Licensee shall provide Licensor with such additional information as may be reasonably requested by Licensor to enable Licensor to determine whether such proposed Licensee Distributor is acceptable to Licensor. No such proposed Licensee Distributor may be engaged as a distributor for Articles hereunder unless and until it and the proposed Distribution Agreement have been approved by Licensor in its sole and absolute discretion. Licensor shall approve or disapprove any proposed Licensee Distributor within sixty (60) days after Licensee has provided Licensor with all requested information and a copy of the proposed Distribution Agreement. Licensor may not condition its approval of any proposed Licensee Distributor on the payment to Licensor of any financial remuneration on account thereof. However, nothing herein shall be deemed to prevent Licensee from receiving payments from a Licensee Distributor in consideration for such Licensee Distributor being engaged as a distributor for Articles and Licensor may not reject a proposed Licensee Distributor solely by reason of its agreement to pay Licensee for the right to be engaged as a distributor for Articles, although nothing herein shall be deemed to prevent Licensor from rejecting a proposed Licensee Distributor even if such proposed Licensee Distributor has offered or agreed to pay Licensee an amount for the right to be engaged as a distributor for Articles or a greater amount for the right to be engaged as a distributor for Articles than have other potential distributors for Articles in its proposed territory.
                                  (ii)  A Licensee Distributor for a particular
Country may not be engaged until after a "Country Plan" (as defined in paragraph 1.6(b) below) for such Country has been approved in accordance with the provisions of said paragraph 1.6(b). If Licensee's request to engage a Licensee Distributor for a Country is being made in conjunction with the submission for approval of a Country Plan for such Country, Licensee shall deliver to Licensor together with the Country Plan a copy of the business plans and other materials prepared by the proposed Licensee Distributor with respect to the advertising, marketing, sales and distribution of Articles in such Country. Also, in any event, together with Licensee's request to engage a Licensee Distributor for a Country, Licensee shall include a description, in such detail as Licensor may reasonably request, of how the Licensee Distributor intends to carry out the Country Plan for such Country and its capabilities in that regard.
                                  (iii) Nothing herein shall be deemed to
prevent Licensor from withdrawing its approval of a Licensee Distributor if the Licensee Distributor defaults in performance under its Distribution Agreement and, if such default is curable, fails to cure such default in a timely manner in accordance with the provisions of the Distribution Agreement, and all Distribution Agreements specifically shall so provide. Also, each Distribution Agreement shall provide that the renewal thereof is subject to Licensor's prior written approval and that it shall terminate simultaneously with the expiration hereof or the termination hereof for any reason.
                                  (iv)     Nothing herein shall be deemed to
reduce or in any way limit the obligations of Licensee hereunder if it engages any Licensee Distributor, i.e., any act or omission by any Licensee Distributor which, if it had been by Licensee, would constitute a violation of the terms and provisions of this Agreement shall be deemed to be a breach of this Agreement by Licensee, and all Distribution Agreements specifically shall so provide. However, unless Licensee was a direct participant in or knowingly permitted such act or omission, Licensor may not terminate this Agreement on account of any such act or omission by any Licensee Distributor if such breach is cured in a timely manner in accordance with the provisions of this Agreement (if it is curable) or Licensee terminates the Distribution Agreement with such Licensee Distributor as promptly as possible under the terms thereof.
                 1.6 (a) Unless otherwise approved in writing by Licensor, on a case-by-case basis, in accordance with the provisions of paragraph 1.6(c)(ii) or 4.7(a) below, Licensee shall not sell Articles to customers in any Country other than the United States of America other than DKCo's current customers for DKCo Jeans Mark Products until the requirements set forth below in paragraph 1.6(b) have been satisfied for such Country.
                          (b)  Except as provided in paragraph 1.6(a) above, at
such time as Licensee decides to commence the sale of Articles in any particular Country, it shall so notify Licensor in writing and, together with each such notice or upon written request by Licensor that Licensee commence the sale of Articles in any particular Country, Licensee shall submit to Licensor for its prior written approval, in such detail as Licensor may reasonably request, a long-term business and marketing plan covering such Country (the "COUNTRY PLAN"). Each such Country Plan shall include, without limitation, (i) distribution strategies and a description of the manner in which the sales of the various Product categories of Articles (i.e., women's Articles, men's Articles and children's Articles (each a "PRODUCT CATEGORY" and together the "PRODUCT CATEGORIES")) are to be launched in such Country, (ii) sales projections for each "Annual Period" (as defined in paragraph 2.1 below) by Product Category, (iii) the proposed budget for launch advertising expenditures and for additional proposed annual advertising, marketing and promotion expenditures in such Country by Product Category, which launch advertising expenditures shall be in addition to the "Minimum Advertising Obligation" (as defined in paragraph 6.1(a)(i) below) for such Annual Period, and (iv) such other information as Licensor reasonably may require. Notwithstanding the foregoing, if the sale of Articles from a Product Category is being launched in more than one (1) Country with the same seasonal collection, the minimum required launch advertising expenditures for such Product Category of Articles for such Countries may be aggregated and the aggregate amount shall be allocated between or among such Countries as determined by Licensee and approved by Licensor, which approval shall not be unreasonably withheld.
Except as provided in paragraph 1.6(a) above and paragraph 1.6(c)(ii) below,

Licensee may not commence the sale of Articles in a Country unless and until such a Country Plan has been approved in writing by Licensor in its reasonable discretion. Licensor shall approve or disapprove any proposed Country Plan within sixty (60) days after Licensor's receipt of the complete proposed Country Plan.
                          (c)  (i)  Licensee acknowledges that, in accordance
with Licensor's and DKCo's worldwide marketing strategy, DKCo has entered into, and DKCo and other of Licensor's Affiliates hereafter may enter into, agreements with third parties pursuant to which such third parties may be granted distribution rights in a particular Country or Countries for products sold under the Principal Mark. If any such distribution rights covering a Country or Countries have been granted by DKCo or another of Licensor's Affiliates as of the date hereof or, if negotiations with a prospective distributor regarding distribution rights covering a Country or Countries are in process as of the date hereof and hereafter are granted to such prospective distributor by DKCo or another of Licensor's Affiliates, Licensee shall seek to engage the distributor so engaged for such Country (a "DKCO DISTRIBUTOR") as a Licensee Distributor for such Country, and Licensor shall use its reasonable good faith efforts to assist Licensee in connection therewith. Licensee shall not be required to seek to engage as a Licensee Distributor a distributor hereafter engaged by DKCo for a Country if such distributor is not a "DKCo Distributor" (as defined above). If, after good faith negotiations, Licensee is unable to reach an agreement with a DKCo Distributor with respect to the distribution of Articles in the applicable Country or Countries, unless the DKCo Distributor has been engaged as the exclusive distributor in such Country or Countries for products sold under the Principal Mark, Licensee may sell Articles in such Country or Countries (subject to compliance with the provisions of paragraph 1.6(b) above) and may engagea Licensee Distributor chosen by Licensee therefor. Failure of Licensee to engage a DKCo Distributor as a Licensee Distributor for a Country after good faith negotiations shall not be a permissible reason for disapproving a different proposed Licensee Distributor for such Country under paragraph 1.5(b) above. Nothing herein shall be deemed to prevent Licensee from terminating the Distribution Agreement with a DKCo Distributor in accordance with the terms thereof. Also, unless Licensee was a direct participant in or knowingly permitted any act or omission by a DKCo Distributor which, if it had been by Licensee, would constitute a violation of the terms and provisions of this Agreement, any such act or omission shall not be deemed to be a breach of this Agreement by Licensee if such violation is cured in a timely manner in accordance with the provisions of this Agreement (if it is curable) or Licensee terminates the Distribution Agreement with the DKCo Distributor as promptly as possible under the terms thereof.
                                  (ii) Licensee acknowledges that
Licensor has entered and hereafter may enter into agreements with third parties pursuant to which the third parties have been or will be granted rights to operate free-standing retail boutiques and/or in-store retail concessions under the Licensed Mark ("RETAIL STORES"). Licensee also acknowledges that some of the Retail Stores have been granted local territorial exclusivity with respect to the retail sale of certain products bearing the Licensed Mark. If requested and approved in advance by Licensor on a case-by-case basis, Licensee shall sell Articles to any Retail Stores in each of the various Countries whether or not a Country Plan for a Country has been approved or any other written approval by Licensor of the sale of Articles in such a Country has been granted and also shall respect any territorial exclusivity which may have been granted to any such Retail Store which is set forth on the "Distributor and Retail Store Schedule" (as defined in paragraph 1.6(c)(iv) below), it being understood that, in approving or disapproving a proposed retail customer under paragraph 4.7(a)(i) below, Licensor shall take into account any such territorial exclusivity which Licensor determines may have been granted to any such Retail Store set forth on said Schedule. The foregoing, however, shall not be deemed to affect in any way Licensee's obligations under paragraph 1.6(b) above to prepare and have approved by Licensor a Country Plan with respect to any such Country prior to expanding the distribution of Articles in such Country beyond the Retail Store(s) located therein, subject to the provisions of paragraph 4.7(a)(i) below. In addition, if the operator of any current or future Retail Store (whether or not set forth on the Distributor and Retail Store Schedule) or anyfuture distributor for products sold under the Principal Mark not set forth on the Distributor and Retail Store Schedule desires to be engaged as a distributor for Articles in the Country in which the operator's Retail Store is located or for which the distributor has been engaged and Licensor initially determines that the operator or distributor appears to have the requisite capabilities to be considered for engagement as a Licensee Distributor, Licensor shall notify Licensee thereof and, thereupon, Licensee shall negotiate in good faith with such operator or distributor regarding the terms and conditions upon which such operator or distributor would be engaged as a Licensee Distributor for such Country. If, after good faith negotiations and consultation with Licensor, Licensee is unable to reach an agreement with any such operator or distributor with respect to the distribution of Articles in the applicable Country, Licensee may sell Articles in such Country (subject to compliance with the provisions of paragraph 1.6(b) above) and may engage a Licensee Distributor chosen by Licensee therefor (subject to compliance with the provisions of paragraph 1.5(b) above). Further, if requested by Licensor and permitted under applicable law, Licensee shall consult with Licensor and the operators of Retail Stores and with distributors for products sold under the Principal Mark with respect to customers to which Licensee proposes to sell Articles in the respective Countries in which their Retail Stores are located or for which the distributors have been engaged, as the case may be, in order to take advantage of the operators' and distributors' knowledge of the market in their Countries and to seek to ensure that such Articles will be distributed and sold in such Countries in a manner consistent with the reputation and prestige of Licensor, DKCo and the Licensed Mark. Also, Licensee shall, after good faith negotiations, grant to future operators of Retail Stores (as well as to current operators of Retail Stores not set forth on the Distributor and Retail Store Schedule as an operator of a Retail Store) such reasonable territorial exclusivity for Articles which an operator may request in exchange for a reasonable minimum purchase obligation under the circumstances. The foregoing shall not affect the territorial exclusivity for Articles of the Retail Stores set forth on the Distributor and Retail Store Schedule.
                                  (iii)  Sales of Articles by Licensee to a
DKCo Distributor or a Retail Store, as the case may be, shall be at prices mutually agreed upon by Licensee and the DKCo Distributor or Retail Store in accordance with such regular terms of sale as are maintained by Licensee, including, without limitation, conditions with respect to the timing for receipt of orders. Also, any sales of Articles to a DKCoDistributor or Retail Store shall be subject to the customary credit considerations imposed by Licensee. However, Licensee may not impose any minimum purchase or sales obligations with respect to Articles inconsistent with its regular terms of sale as a condition to Licensee selling Articles to any DKCo Distributor or Retail Store. In that regard, any minimum purchase requirement imposed on a DKCo Distributor in any particular Country shall be no greater than any minimum purchase requirement imposed on distributors of Articles for comparable Countries. In any event, Licensee shall deal directly with each DKCo Distributor and Retail Store and shall look solely to the DKCo Distributor or Retail Store with regard to any purchase and sale arrangement with any of them; and Licensor shall not be liable or responsible in connection with Licensee's dealings with any of the DKCo Distributors or Retail Stores.
                                  (iv)     It is acknowledged that Licensor
heretofore has delivered to Licensee a schedule all of the DKCo Distributors, including those prospective distributors with which discussions regarding distribution rights covering a Country or Countries are in process as of the date hereof, and the Retail Stores, including those in operation as of the date hereof and prospective Retail Stores, which have or which hereafter may have territorial exclusivity rights with respect to Articles (the "DISTRIBUTOR AND RETAIL STORE SCHEDULE"). It also is acknowledged that Licensor heretofore has delivered to Licensee portions of the outstanding agreements with the DKCo Distributors and those covering said Retail Stores, which portions contain those provisions of the agreements with the DKCo Distributors and Retail Stores relevant to the provisions of this paragraph 1.6(c) regarding exclusivity rights which may restrict the scope of distribution of Articles. Also, in the event that a dispute should arise between Licensee and a DKCo Distributor or Retail Store based upon the scope of their respective rights regarding products bearing the Licensed Mark and the distribution and sale thereof, upon Licensee's request, Licensor shall make itself available to mediate the dispute and in any event shall use its good faith efforts to seek to resolve the dispute in a fair and appropriate manner, although Licensor shall not be liable or responsible to Licensee by reason of any such dispute or in the event that it is unable to have the dispute resolved.
                          (d)  Notwithstanding anything to the contrary herein,
Licensee's (and the Licensee Distributors') right to sell or to continue to sell Articles in any particular Country is subject to any restrictions imposed by the government of the United States of America with respect to the sale ofproducts in or to customers located in any such Country, and all Distribution Agreements specifically shall so provide.
                 1.7      (a)     If (i) by the beginning of the sixth Annual
Period, Licensee has chosen not to market Articles, or for any other reason has not commenced the marketing of Articles in reasonable commercial quantities on a regular basis, in any particular Country or Countries in which products bearing the Principal Mark are being sold in reasonable commercial quantities on a regular basis, or (ii) Licensee had commenced marketing of Articles in any such Country in reasonable commercial quantities on a regular basis in accordance with the approved Country Plan for such Country, but, by the beginning of the sixth Annual Period, has ceased doing so, and products bearing the Principal Mark then are being sold in reasonable commercial quantities on a regular basis in such Country, or (iii) after the end of the fifth Annual Period, Licensee chooses not to market or to cease marketing Articles in a Country where it is permitted to sell Articles, Licensee, if required by Licensor, shall appoint, as a Licensee Distributor, a distributor for such Country chosen by Licensor, which distributor may be Licensor, DKCo or any of their Affiliates, provided that Licensor shall not have such right if such failure to commence or cessation of marketing in any such Country is reasonable in light of the general business conditions in the applicable Country or apparel industry conditions in general in such Country. In no event, however, shall such a failure to commence or cessation of marketing in a Country be deemed reasonable or excused if products bearing the Principal Mark or if brands competitive with Articles then are being sold in reasonable commercial quantities on a regular basis in such Country. (Licensee shall be deemed to have chosen not to market Articles in a particular Country if (1) after being requested to do so in writing by Licensor, it fails to submit to Licensor a Country Plan for such Country acceptable to Licensor within sixty (60) days after its receipt of such request, or (2) after having been given all necessary written approvals by Licensor to do so, it fails to commence the marketing of Articles in such Country in reasonable commercial quantities on a regular basis in accordance with and by the time provided in the approved Country Plan for such Country, or (3) after so commencing the marketing in such Country, it ceases doing so. However, Licensee shall not be deemed to have failed to market Articles in a particular Country under paragraph (2) above if Licensee in a timely manner has submitted to Licensor for Licensor's approval three (3) prospective bona fide Licensee Distributor candidates and Licensor does not approve any of such candidates unless, after such candidates are not approved,Licensor proposes to Licensee an appropriate potential Licensee Distributor for such Country and Licensee fails in a timely manner to seek to negotiate in good faith a distribution arrangement for with such proposed distributor.)
                          (b)     If a distributor is designated by Licensor
under paragraph 1.7(a) above, Licensee shall sell Articles to Licensor or DKCo for resale to such distributor. (Neither any such sales of Articles to Licensor or DKCo or any such sales of Articles by Licensor or DKCo to any such distributor shall be included in the calculation of "Net Sales" (as defined in paragraph 9.2 below) for any purpose hereof.) The prices to be paid by Licensor or DKCo for such Articles shall be equal to [CONFIDENTIAL INFORMATION OMITTED]1 Such Articles shall be shipped by Licensee to Licensor or DKCo or, at Licensor's or DKCo's direction, directly to the distributor. Neither Licensor nor DKCo shall have any minimum purchase or sales obligations with respect to Articles purchased under this paragraph 1.7(b) unless otherwise agreed by Licensor. It is anticipated that Licensor shall set the prices at which it sells Articles to a distributor under this paragraph 1.7(b) at a level which would encourage the development of sales of Articles while maintaining the image of Articles as that of among the best quality of Products in the Market Segment, although Licensor shall be free to set its prices for Articles sold to such a distributor in its sole and absolute discretion; it being understood that Licensee is not empowered to fix or regulate or in any way influence the prices for which such Articles are to be sold, either at the wholesale or retail level.
                 1.8      (a)     Licensee shall not knowingly sell Articles
outside of the approved distribution channels, as provided in paragraph 4.7(a) below, or to any Licensee Distributor or any otherwise approved retail customer which Licensee has reason to believe, whether by reason of a previous history of diversion of Articles or of other Products or any other products or for any other reason, will divert such Articles. (For purposes hereof, "divert" means, with respect to a Licensee Distributor, resell or otherwise transfer Articles other than to retailers approved by Licensor in the territory covered by its Distribution Agreement, and, with respect to retail customers, resell or otherwise transfer Articles other than to consumers in and from the customer's retail business premises, it being understood, however, that mail order sales of Articles by a retail customer to consumers for personal usein the ordinary course shall not be considered "diversion" of Articles for purposes hereof.)
                          (b)     All Distribution Agreements shall provide
that the Licensee Distributor shall not knowingly sell Articles outside of the approved distribution channels, as provided in paragraph 4.7(a) below, or to any otherwise approved retail customer which it has reason to believe, whether by reason of a previous history of diversion of Articles or of other Products or any other products or for any other reason, will divert such Articles.
                          (c)     In order to monitor potential diversion
problems, Licensee shall code Articles using state-of-the- art computer or other indelible codes or markings reasonably acceptable to Licensor, on a Licensee Distributor-by-Licensee Distributor and retail customer-by-retail customer basis, with the intention that Licensor and Licensee then might be able to determine with greater certainty, with respect to Articles which are found to have been diverted, the Licensee Distributor or retail customer from which such Articles were diverted. (The inadvertent failure by Licensee to record such codes or markings on an immaterial amount of Articles shall not be deemed to be a breach of this Agreement.) In addition, Licensee shall cooperate and shall cause the Licensee Distributors to cooperate with Licensor, DKCo and their Affiliates in connection with the implementation of anti-counterfeiting programs relating to the Licensed Mark and Articles as well as other products sold under the Licensed Mark and in pursuing infringers and counterfeiters as provided in paragraph 13.7 below.

                 ____________________

               1This information has been omitted and filed separately with the Securities and Exchange Commission.

                 1.9 In the event of any dispute between Licensee and any other licensee of Licensor with respect to the products covered by their respective licenses, such dispute shall be arbitrated in good faith by Licensor. Licensor's determination shall be final and binding. However, Licensor's determination may not result in a change in the definition of "Products" hereunder without Licensee's prior written approval.
                 1.10 In consideration of Licensor's agreement to enter into this Agreement and to grant to Licensee the license being granted to it hereunder, Licensee shall pay to Licensor a non-refundable signing bonus in the amount of Fifty-Four Million Dollars ($54,000,000) (the "BONUS") payable as follows: Twenty-Four Million Dollars ($24,000,000) shall be paid on June 1, 1997; and Ten Million Dollars ($10,000,000) shall be paid on each of June 1, 1998, June 1, 1999 and June 1, 2000. The Bonus is separate and apart from and shall not be credited against any other payments provided for herein to be made to Licensor, including, without limitation, paymentsof "Guaranteed Minimum Royalty" (as provided in paragraph 8.1 below), Sales Royalty and International Administrative Fee which may be or become due hereunder.
                 1.11 Licensee acknowledges that Licensor and its Affiliates previously incurred costs to develop the Jeans Mark and the business associated with the Jeans Mark and with Products bearing the Jeans Mark. Simultaneously with receipt of notice by Licensee and Licensor that all waiting periods (including any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the "HSR Act" (as defined in paragraph
26.8 below) shall have expired or early termination shall have been granted, Licensee shall make a separate non-refundable payment to Licensor of Six Million Dollars ($6,000,000) as reimbursement for such previously incurred costs. To secure such payment, simultaneously herewith Licensee is delivering to the Escrowee a check in the amount of Six Million Dollars ($6,000,000), the proceeds of which check shall be held in escrow by Messrs. Phillips Nizer Benjamin Krim & Ballon LLP, attorneys for Licensor (the "ESCROWEE"), in accordance with the terms of a separate escrow agreement being executed simultaneously herewith (the "ESCROW AGREEMENT").
         2.      Term
                 2.1 The term of this Agreement shall be approximately thirty (30) years and four (4) months commencing as of the date hereof and continuing through December 31, 2026, with the Resort 2026 seasonal collections of the various Product Categories of Articles being the last seasonal
collections of Articles to be produced and sold hereunder.      The period
commencing on the date hereof and continuing through December 31, 1997 and each twelve (12) month period commencing on each January 1st thereafter during the term of this Agreement shall constitute and shall be referred to herein as an "ANNUAL PERIOD."
         3.      Design Services; Production of Articles
                 3.1 During each Annual Period after the first Annual Period, Licensee shall manufacture, distribute and sell four (4) seasonal collections of each of the Product Categories of Articles (or such lesser number of seasonal collections upon which Licensor and Licensee may agree from time to time). During the first Annual Period, Licensee only shall be required to manufacture, distribute and sell two (2) seasonal collections of each of the Product Categories of Articles, the Fall 1997 seasonal collections, which are the first seasonal collections of Articles to be sold hereunder, and the Resort 1997 seasonal collections. Each such collection shall contain Basic Articles and Fashion Articles, with a substantial portion of the Basic Articles being carried forward from priorseasonal collections, except that, since children's Articles consist of a more limited range of Products, collections of children's Articles might not include Fashion Articles. The number of styles and the breakdown between Basic Articles and Fashion Articles in each such seasonal collection may vary, but, except with respect to collections of children's Articles, Fashion Articles shall constitute not less than [CONFIDENTIAL INFORMATION OMITTED]2 of the Articles in each such collection. Also, while it is anticipated that each collection of Articles eventually shall contain all of the various Product- types included within the definition of "Products," the various Product-types of Articles shall be introduced in accordance with the merchandising schedule heretofore delivered by Licensor to Licensee (the "MERCHANDISING SCHEDULE"), except as otherwise may be reasonably agreed by Licensor and Licensee based upon market conditions or other relevant factors. (The phrase "Market Segment Retail Value" as used in the Merchandising Schedule is used solely to identify the Market Segment, i.e., the market segment in which it is intended that Articles will be sold in light of the quality, materials, trim, fabrication and other attributes of the Products that Licensee is licensed to produce hereunder. Nothing in the Merchandising Schedule shall be construed or is intended to constitute an agreement between Licensor and Licensee to fix or regulate or in any way influence the prices for which the Articles are to be sold, either at the wholesale or retail level.) In addition, subject to the Merchandising Schedule, the number of styles and sku's of the various Product-types of Articles which shall be included in each of the collections of each of the Product Categories of Articles shall be comparable to the number of styles and sku's contained in the collections of comparable designer brands of Products which have adopted a marketing and distribution strategy which also encompasses the establishment of in-store shop-in-shop formats.

                 3.2      (a)     For each collection of each Product Category
of Articles, Licensor shall communicate to Licensee inspirations, ideas and concepts (collectively, "CONCEPTS") and, in its sole and absolute discretion, sketches/designs ("DESIGNS") and specifications, including, without limitation, specifications for construction, fabric, fit, trim, washes and finishes ("SPECIFICATIONS"), for Articles for each such collection, together with the "color story" (as defined inparagraph 3.4(a) below) for the particular collection. Commencing in or about December 1997 with the Spring 1999 seasonal collections of Articles, Concepts and any Designs, Specifications and the color story shall be communicated to Licensee in accordance with the product development schedule heretofore delivered by Licensee to Licensor (the "PRODUCT DEVELOPMENT SCHEDULE"). However, nothing herein shall be deemed to prevent either Licensor or Licensee, at any time during the development of a collection, from requesting the inclusion of additional styles of Products in the collection; and the other party shall consider the request in good faith.
                          (b)     Although Licensor has total subjective design
control, it is the responsibility of Licensee's design staff to take the Concepts communicated to Licensee, and the Designs, Specifications, color stories and other items and information provided or approved by Licensor, for a particular collection and develop a collection of Articles of among the best quality of Products in the Market Segment in accordance with and following Licensor's directions. However, Licensor shall provide Licensee with the services of at least one of its staff designers who Licensor determines is of appropriate capabilities (the "STAFF DESIGNER") to work with Licensee, at Licensee's or Licensor's facilities, in connection with the interpretation of Designs for and the development of Articles. Licensee shall provide three (3) dedicated assistant designers (i.e., one for each Product Category) for the Business, each of whom must be approved in advance by Licensor and shall work exclusively with the Staff Designer and for the Business. Licensor shall approve or disapprove each proposed assistant designer (and any successor thereto) within fifteen (15) days after it has had an opportunity to interview the individual. Licensee also shall provide such other design support staff, including, without limitation, pattern makers and sourcing personnel, as may be reasonably requested by and acceptable to Licensor to assist the Staff Designer. If Licensor determines that the work product of an individual on the design support staff is unsatisfactory, Licensee in good faith shall seek to correct the problem. Similarly, if Licensee notifies Licensor of any concerns which it may have with the Staff Designer, Licensor in good faith shall seek to correct the problem. In addition, while nothing herein is intended to prevent Licensee from terminating the employment of any such assistant designer or any other member of the design support staff, no such assistant designer or other member of the design support staff may be reassigned to work for Guarantor or any of Guarantor's Affiliates without Licensor's prior approval.
                          (c)  For all collections of Articles, Licensee shall
prepare prototype samples of Articles and shall deliverthe prototype samples, together with the tags, labels and packaging proposed to be used in connection therewith, to Licensor at the times provided in the Product Development Schedule for written approval or disapproval. When Licensor approves the prototype samples in writing, Licensee shall diligently proceed to commercial production of such Articles in order to meet the showing and shipping schedules set forth in the Product Development Schedule. Licensee shall show Articles and make all shipments of Articles timely.
                          (d)  (i)         Licensor shall approve or disapprove
any prototype sample and the tags, labels and packaging proposed to be used in connection therewith within fifteen (15) business days after its receipt thereof. If Licensor disapproves of a prototype sample, or any of the tags, labels and packaging proposed to be used in connection therewith, then Licensee shall not use same in any manner or permit same to be used in any manner under any name or mark.

                 ____________________

               2This information has been omitted and filed separately with the Securities and Exchange Commission.

                                  (ii) Licensee shall not be obligated to
produce and sell every Article with respect to which Licensor has approved a prototype, provided that Licensee shall display and offer for sale all Fashion Articles and a representative sampling of the Basic Articles as determined by Licensor after consultation with Licensee and that each seasonal collection of each Product Category offered for sale shall project, in Licensor's unfettered opinion, the image of Licensor, DKCo, Ms. Donna Karan ("MS. KARAN"), the Licensed Mark and the "DKNY" brand.
                                  (iii) Licensee shall not manufacture,
distribute, advertise, market, promote or otherwise exploit or offer for sale or sell any style as an Article as to which the prototype sample has not been approved in writing by Licensor.
                          (e)  Except as provided in the final sentence of
paragraph 3.2(c) above, the range of times set forth in the Product Development Schedule are intended to be general guidelines and Licensor and Licensee shall cooperate with each other and use their good faith, commercially reasonable efforts to complete performance within the guidelines and to effectuate the design and production of Articles as contemplated by this Agreement. Also, for collections of Articles prior to the Spring 1999 seasonal collections, Licensor and Licensee shall cooperate with each other and use their good faith, commercially reasonable efforts to complete performance and to effectuate the design and production of Articles as contemplated by this Agreement timely in accordance with industry practices.
                 3.3 Licensee shall use its commercially reasonable efforts continually to source out new fabrications, finishes,washes, trim, colors and proposed Designs and fit and shall submit such items to Licensor for Licensor's consideration of their potential use in connection with Articles. Licensor may approve or disapprove the fabrications, finishes, washes, trim, colors and proposed Designs and fit submitted as aforesaid in its sole and absolute discretion and may request from Licensee modifications or alterations thereof, including, without limitation, with respect to construction, fabric, fit, trim, washes and finishes. Any approval by Licensor shall be given in writing prior to the use of any such fabrications, finishes, washes, trim, colors and proposed Designs and fit by Licensee hereunder. Licensor shall approve or disapprove any item submitted under this paragraph within fifteen
(15) days after its receipt thereof.
                 3.4 (a) All Concepts, Designs, Specifications and all rights therein or thereto, if provided or approved by Licensor for use in connection with Articles, shall be the property of Licensor. All such Concepts, Designs, Specifications and other materials provided or approved for use in connection with Articles shall be used by Licensee in connection therewith and only may be used by Licensee in connection with the manufacture, distribution and sale of Articles pursuant to this Agreement. Licensee shall not, and shall not permit Guarantor or any of their respective Affiliates to, manufacture, distribute, offer for sale or sell any Products or other products bearing designs or of a styling the same as or substantially similar to the Designs or styling of any Fashion Articles or of any Basic Articles with features developed specially for Articles hereunder, whether from any current seasonal collection thereof or otherwise ("INFRINGING MERCHANDISE"). Also, Licensee shall not, and shall not permit Guarantor or any of their respective Affiliates to, assist or engage any third party in connection with the manufacture, distribution, offer for sale or sale of any Infringing Merchandise. In addition, Licensee shall not, and shall not permit Guarantor or any of their respective Affiliates to, and nothing herein shall be construed as permitting any of them to, manufacture, distribute, offer for sale or sell
(i) any Products or other products with substantially the same materials developed specially for Articles hereunder or (ii) a collection of Products or other products with the same or substantially the same "color story" as a collection of Articles. (For purposes hereof, the term "COLOR STORY" shall be deemed to mean the group of colors, other than standard shades of blue, which Licensor has elected to feature in a collection.) However, nothing herein shall be deemed to prevent Guarantor or any of its Affiliates from manufacturing, distributing, selling or permitting the sale of any Productsor other products which contain styling, features or designs (I) which are not specifically developed pursuant to this Agreement or which do not become associated by the public with Articles (i.e., as signature pieces of the collections of Articles) or (II) which are being used in the business of Guarantor or any of its Affiliates as of the date of this Agreement. Also, Guarantor or any of its Affiliates may use colors which also are contained in the color story of a collection of Articles in its own collections of Products or other products ("GUARANTOR COLLECTIONS") unless (1) such colors are unique or unusual to Licensor, (2) such colors constitute all or a substantial portion of the colors featured in any such Guarantor Collections so as to be imitative of the color story for the corresponding collection of Articles, unless, with respect to any such Guarantor Collection produced under the "Calvin Klein" or "Bill Blass" license currently held by Guarantor or one of its Affiliates, such colors were merchandised independently, or (3) if such colors do not constitute all or a substantial portion of the colors featured in any such Guarantor Collections, in marketing any such Guarantor Collections, the colors which also are contained in the color story of a collection of Articles are grouped apart from the other colors in such Guarantor Collection or otherwise highlighted so as to make it appear that the color story of the Guarantor Collection is a copy or imitation of the color story of Licensee's corresponding collection of Articles.

                          (b)  If any Concepts, Designs, Specifications or
other material provided or approved by Licensor are not used in any completed collection of Articles, Licensee shall deliver the unused items to Licensor, at Licensee's expense, and shall not use them or permit their use thereafter. Whether or not Licensee uses any such Concepts, Designs, Specifications or other material, Licensor may use and permit others to use them in any manner it desires, provided that such use does not conflict with any rights granted to Licensee hereunder.
                 3.5 Licensee shall be responsible for developing Articles, making all samples and all aspects of the production of all Articles, and Licensee shall bear all costs in connection therewith.
         4.      Quality Control; Contractors
                 4.1 The contents and workmanship of Articles shall at all times be of high quality such that Articles will reflect and represent among the best quality of Products in the Market Segment. Articles shall be distributed, offered for sale and sold with packaging and advertising, marketing and sales promotion materials approved by Licensor asappropriate for among the best quality Products in the Market Segment and consistent with the standing and reputation of Licensor and its Affiliates in the fashion industry and with the public as a first rate fashion firm.
                 4.2      (a)     Licensee shall notify Licensor in writing of
all proposed contractors for Articles, which notice shall set forth the identity of the proposed contractor which it desires to engage to produce the particular Articles and also shall set forth sufficient information relating to the experience, reputation, qualifications and financial position of the proposed contractor as to permit Licensor to reach an informed judgment as to the quality of the proposed contractor's work and its reliability, integrity and general suitability. No contractor shall be utilized by Licensee unless and until Licensor has approved of it in writing, which approval shall be not unreasonably withheld. Licensor shall approve or disapprove any proposed contractor within sixty (60) days after Licensee has provided Licensor with all of the foregoing required information. Any such approval by Licensor of a contractor shall be in writing and conditioned specifically upon Licensor having received from the contractor a duly executed confidentiality and non-diversion agreement in the form of Exhibit A annexed hereto ("CONTRACTOR AGREEMENT"). The Contractor Agreement also shall require the contractor not to violate any labor laws, including child labor laws, and to observe and conform with all customs requirements and country of origin regulations in connection therewith. Licensor may not condition its approval of any proposed contractor on the payment to Licensor of any financial remuneration on account thereof.
                          (b)     It is acknowledged that Licensee heretofore
has delivered to Licensor a schedule of proposed contractors which Licensee intends to use in connection with the production of Articles and that Licensor has approved such contractors, subject to the execution and delivery by each such contractor of a Contractor Agreement.
                          (c)     If and after a prospective contractor has
been approved, Licensee shall provide Licensor, quarterly, with copies of all orders relating to the production of Articles placed by Licensee with such contractor.
                          (d)     Licensee shall bar its contractors from
engaging any subcontractor in connection with any phase of the production of Articles unless Licensor shall have been notified thereof in writing in such detail as is required herein with respect to contractors and unless and until Licensor has approved in writing of such subcontracting and of such subcontractor. Notwithstanding the foregoing, in the event that, during the production of a collection of Articles,a contractor does not have the capacity to complete production in accordance with Licensee's requirements, it may engage a subcontractor without first obtaining approval therefor in accordance herewith, provided that such subcontractor thereafter shall be approved by Licensor in accordance with the requirements hereof if such contractor again may wish to engage such subcontractor in similar "emergency" situations. In all cases, however, the provisions and conditions as to confidentiality, quality standards, trademark protection and rights of inspection applicable to contractors shall apply equally to subcontractors.
                          (e)     Nothing herein shall be deemed to prevent
Licensor from withdrawing its approval of a contractor if the contractor violates any of its obligations under its Contractor Agreement. Also, nothing herein shall be deemed to reduce or in any way limit the obligations of Licensee hereunder if it engages any contractor, i.e., any act or omission by any contractor which, if it had been by Licensee, would constitute a violation of the terms and provisions of this Agreement shall be deemed to be a breach of this Agreement by Licensee. However, unless Licensee was a direct participant in or knowingly permitted such act or omission, Licensor may not terminate this Agreement on account of any such act or omission by any contractor if such breach is cured in a timely manner in accordance with the provisions of this Agreement (if it is curable) or Licensee terminates the Contractor Agreement with such contractor as promptly as commercially practicable under the circumstances and in no event later than the date all Articles then in the process of production by such contractor have been completed and shipped to Licensee.

                 4.3 The styles, designs, contents, fit, fabrics, washes, finishes, colors, trim, construction, workmanship, quality and packaging of all Articles shall be approved by Licensor in writing prior to the distribution, offer for sale or sale thereof hereunder. Licensor has the right to take all actions which it deems necessary to ensure that Articles manufactured or sold hereunder are consistent with the reputation and prestige of the Licensed Mark as a designation for among the highest quality products and have been manufactured or sold in a manner consistent with Licensee's obligations hereunder.
                 4.4 Upon Licensor's written request from time to time, Licensee shall submit to Licensor then current production samples of each Article produced hereunder so that Licensor may assure itself of the maintenance of the quality standards set forth herein. Licensee shall use its best efforts to sell Articles of first quality only and any salesof Articles not of first quality shall be subject to the provisions of paragraphs 4.7(a),
4.8 and 26.3 below. All Articles to be sold hereunder shall be equal or better in quality to the prototype samples approved by Licensor (subject to the limitations of the manufacturing process) and shall maintain the integrity of the design/aesthetics of such approved samples. Licensor and its duly authorized representatives shall have the right, upon written notice (including, for these purposes, by telefax) and during normal business hours, to examine Articles in the process of being manufactured and at Licensee's and the Licensee Distributors' distribution centers and to inspect all facilities utilized in connection therewith, and, with respect to the Licensee Distributors, all Distribution Agreements specifically shall so provide. Licensor shall seek to conduct any such examination in a manner calculated to minimize interference with normal business operations.
                 4.5 (a) All Articles shall be manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted and otherwise exploited, in accordance with all applicable laws and regulations throughout the Territory, including, without limitation, all child and other labor laws and regulations, all customs requirements and country of origin regulations, those laws and regulations relating to health and safety, such as flammability-related laws and regulations, and those laws and regulations relating to the disclosure of information to the consumer, such as truth-in-advertising and fiber content labeling laws and regulations. In connection therewith, Licensee shall monitor the performance of its contractors and the Licensee Distributors to assure compliance with all such laws and regulations in accordance with the requirements of the government of the United States and of the various other Countries throughout the Territory, as applicable, and shall test (or shall cause its contractors to test) a legally sufficient cross-section of Articles, using independent certified laboratories, to determine fiber content, physical properties and all other appropriate data, and shall provide Licensor, upon request, with copies of all test results. Notwithstanding anything to the contrary herein, Licensor may not terminate this Agreement if Licensee fails to comply with an applicable law or regulation if such failure to comply does not have a material adverse effect (i) on the Business or Licensee's ability to perform hereunder, or (ii) on the reputation, prestige or goodwill of the Licensed Mark or of Licensor and its Affiliates.
                          (b)     (i)      Licensee shall use and display the
Jeans Mark only in such form and manner as are from time totime designated or specifically approved in writing by Licensor. Initially, the Jeans Mark shall be in the form set forth on Exhibit B. If Licensor elects to change the form of the Jeans Mark, Licensor will so notify Licensee in writing. Licensee shall effect such change no later than for the next season after the season then in production, provided that, to the extent Licensee has an inventory of collateral items bearing the previous version of the Jeans Mark (e.g., tags, labels, etc.), it may continue to utilize its current inventory of such collateral items for a period of up to six (6) months following the date Licensee receives such notice. Also, to the extent Licensee has an inventory of Articles bearing the previous version of the Jeans Mark, Licensee may continue to sell such Articles, but only to the extent otherwise permitted in accordance with the provisions hereof, through the end of said six (6) month period.
                                  (ii)     In addition to such legends,
markings and notices as may be required pursuant to paragraph 13.5 below, Licensee shall cause to appear such legends, markings and notices as Licensor may reasonably request on all Articles, on all advertising, marketing, promotional and other exploitation material used in connection with Articles or the Business, including, without limitation, billboard signs, van displays, point of sale displays and similar materials and vehicles, and on any printed matter of any kind on which the Jeans Mark appears, including but not limited to business cards, invoices, order forms and stationery. If Licensor elects to change, supplement or otherwise modify any such legends, markings and/or notices, Licensee may continue to utilize its current inventory of items bearing the prior required legends, markings and/or notices for a period of up to six (6) months following the date Licensee receives such notice, unless such modification is required to be made sooner under applicable law.

                 4.6 (a) Licensee shall submit to Licensor for its written approval, before using or releasing any such material, all proposed advertising (including, without limitation, consumer media/print, outdoor, cooperative and trade advertising), marketing, promotional and other exploitation materials in or on which the Jeans Mark appears or relating to the Jeans Mark, Articles or this Agreement, or the relationship between Licensee and Licensor, DKCo, Gabrielle, their respective Affiliates and/or their respective employees, including Ms. Karan, whether hereunder or otherwise, and all printed matter of any kind on which the Jeans Mark appears. No such materials shall be used or released prior to Licensee's receipt of such written approval. In addition, the medium or publication in which anyadvertising, marketing, promotional or other exploitation material is proposed to be placed and the timing of the placement thereof shall be subject to Licensor's prior written approval. Licensor shall approve or disapprove any item or matter submitted under this paragraph within fifteen (15) days after its receipt thereof or, in cases where a deadline is imposed by a third party and is outside of the control of Licensee (such as in connection with a cooperative advertising program being developed by an independent retailer), within such shorter period as may be appropriate under the circumstances. The foregoing in no way shall be deemed to require Licensor to approve any such item or matter.
                          (b)  After any sample Article or any sample tag,
label, packaging or the like, or any advertising, marketing, promotional or other exploitation material has been approved by Licensor, Licensee shall not depart therefrom in any respect (subject, with respect to Articles, to the limitations of the manufacturing process) without the prior written approval of Licensor. Licensor shall approve or disapprove any item submitted under this paragraph within ten (10) days after its receipt thereof. If Licensor disapproves any of the foregoing items, Licensee shall not use the disapproved item in any manner or permit the disapproved item to be used by Guarantor or any of their respective Affiliates or any others in any manner.
                          (c)  Licensee acknowledges that, as between Licensee
and Licensor, Licensor is the owner of all right, title and interest in and to all advertising, marketing, promotional, publicity and other exploitation materials, including, without limitation, photographs, and the contents thereof, used in connection with the Jeans Mark or Articles or otherwise hereunder.
                 4.7      (a)     (i)      Licensee acknowledges that Licensor,
DKCo and their respective Affiliates have established a reputation for excellence with the public as a leading fashion firm manufacturing and selling products (directly and through licensees) of among the highest quality and that the preservation of the reputation and prestige of Licensor, DKCo, Ms. Karan and the Licensed Mark is of paramount importance. Accordingly, Articles shall be sold only through a carefully selected network of retail customers, with all retail customers being selected based upon their compatibility with the image of the "DKNY" brand and their reputation and standing in their respective Countries as high quality stores selling among the best quality of Products in the Market Segment purchased from authorized sources. In that regard, retail customers for Articles shall include only DKCo's current customers for DKCo Jeans Mark Products and such othercustomers whose location, merchandising and overall operations are consistent with the high quality of Articles (i.e., among the best quality of Products in the Market Segment) and the reputation, image and prestige of Licensor, Ms. Karan, the Licensed Mark and the "DKNY" brand, subject, with respect to all such prospective customers, to the advance written approval thereof by Licensor. In addition, the customers to which Licensee proposes to sell Articles not of first quality, including, without limitation, "seconds" and "irregulars," Articles which are closeouts and Articles being sold off pursuant paragraph 18.2 below also are subject to the advance written approval thereof by Licensor. Licensor shall approve or disapprove any proposed customer within fifteen (15) business days after its receipt of a request for approval from Licensee. It is acknowledged that Licensee heretofore has delivered to Licensor a schedule of proposed customers to which Licensee intends to sell first quality Articles and to which Licensee may sell Articles not of first quality, including, without limitation, "seconds" and "irregulars," and Articles which are closeouts, and that Licensor has approved such customers.
                                  (ii) Nothing herein shall be deemed to
prevent Licensor from withdrawing its approval of a customer, including, without limitation, an individual door (i.e., outlet or branch of a multiple-unit customer) of an otherwise approved customer or a customer which has established a Shop-in-Shop, if the manner in which the customer advertises or displays Articles or offers Articles for sale is detrimental to the goodwill or integrity of the Jeans Mark or the Principal Mark and/or to the businesses being conducted thereunder or the customer diverts Articles or otherwise acts in a manner which, if such act had been by Licensee, would constitute a violation of the terms and provisions of this Agreement; and any agreement into which Licensee may enter with a customer regarding the establishment of a Shop-in-Shop specifically shall so provide. However, unless Licensee was a direct participant in or knowingly permitted such act or omission, Licensor may not terminate this Agreement on account of any such act or omission by any customer if such breach is cured in a timely manner in accordance with the provisions of this Agreement (if it is curable) or Licensee ceases to sell Articles to such customer as promptly as possible under applicable law. Also, Licensor shall not withdraw its approval of an individual door of a multiple-unit customer without giving Licensee a reasonable opportunity to discuss the circumstances with the customer and correct the problem.
                                  (iii) Notwithstanding anything to the
contrary herein, Articles which are T-shirts may not be soldto underwear departments or underwear specialty stores and may not be sold in multiple, pre-packaged units. Also, unless otherwise requested or approved by Licensor,
(A) if a customer maintains a separate department for Products, Articles may be sold to such customer only for sale by such customer in and from such separate department and the Shop-in-Shop, if any, established by such customer, and (B) if a customer has a separate buyer for Products, Licensee may not deal with any other buyer, except for the separate buyer, if any, designated for the Shop-in-Shop, if any, established by such customer, in connection with the sale of Articles to such customer.

                                  (iv) The rights of Licensor and obligations
of Licensee under this paragraph 4.7(a) shall apply with respect to the distribution and sale of Articles by the Licensee Distributors, and all Distribution Agreements specifically shall so provide.
                          (b)     (i)      Over the course of the first five
(5) Annual Periods and generally in accordance with the roll out schedule set forth on Schedule B annexed hereto, Licensee shall use its best efforts to cause its customers in the United States of America to establish shop-in-shops exclusively for the display and sale of Articles ("SHOP-IN-SHOPS") in at least one thousand two hundred (1,200) doors. (The terms "A"-level, "B"-level and "C"-level doors in Schedule B and elsewhere herein refer to the relative levels of quality and prestige of retail outlets as commonly understood in the industry.) Nothing herein shall be deemed to prevent Licensee from having more than one thousand two hundred (1,200) Shop-in-Shops established, provided only that Licensor, in its sole and absolute discretion, approves thereof in advance in each instance. It is recognized that Licensee's ability to have Shop-in-Shops opened is subject to customers' willingness to establish the Shop-in-Shops and to competitive industry conditions in general. Accordingly, Licensee shall not be deemed to be in default of its obligations under this paragraph if it fails to establish one thousand two hundred (1,200) Shop-in-Shops in accordance with the roll out schedule if Licensee has used its best efforts to establish such Shop-in-Shops. Licensee shall not be deemed to have used its best efforts if the negotiations with a customer with respect to the establishment of a Shop-in-Shop are not proceeding well or break down and Licensee fails to notify Licensor thereof and give Licensor an opportunity to assist Licensee in such negotiations. The foregoing shall not in any way be deemed, if Licensor, in its sole and absolute discretion, undertakes to assist Licensee in such negotiations, to obligate Licensor to do anything more than assist in negotiations, and Licensor shall not, under anycircumstances, assume or be responsible for any of the obligations of Licensee in connection with the establishment of any Shop-in-Shop. Notwithstanding anything to the contrary herein, if Licensor hereafter enters into agreements with third parties pursuant to which such third parties are granted the right to operate in-store retail concession Retail Stores under the Jeans Mark in the United States the number of Shop-in-Shops required to be developed by Licensee shall be reduced by the number of such in-store retail concession Retail Stores under the Jeans Mark which are opened and operating in the United States.
                                  (ii)     The Shop-in-Shops shall be located
at in-store sites approved in advance by Licensor. Also, the doors in which the Shop-in-Shops are proposed to be established shall be subject to Licensor's prior approval. Licensor shall approve or disapprove any proposed location or door within fifteen (15) business days after its receipt of a request for approval from Licensee.
                                  (iii) (A)        Each Shop-in-Shop shall bear
the Jeans Mark and shall incorporate such concepts of design, architectural planning, layout, decor and other aspects of decoration, and shall be equipped, as reasonably required by Licensor and as is consistent with the applicable location. In that regard, Licensee shall work together with the Retail Development Department of DKCo ("RDD") in the initial design, development and construction of each type of Shop-in-Shop as well as in connection with any proposed or required modifications thereof. RDD shall prepare the initial design drawings for each type of Shop-in-Shop and prepare furnishing drawings of each type of Shop-in-Shop (which shall include fixture and furniture drawings) which
Licensee shall cause to be used to furnish the Shop-in-Shops. Licensee shall oversee the construction of each Shop-in-Shop which, upon completion, shall be subject to the final review and approval by Licensor.
                                        (B)     Licensor's approval or
disapproval of a Shop-in-Shop shall be given or withheld within five (5) business days after it has had a reasonable opportunity to review the completed Shop-in-Shop. If Licensor disapproves a proposed Shop-in-Shop, it shall provide Licensee with an explanation as to the reasons for its disapproval so that Licensee can attempt to correct the problems to the satisfaction of Licensor. Notwithstanding anything to the contrary herein, Licensor shall not withhold its approval of a Shop-in-Shop if such Shop-in-Shop is located at a location approved by Licensor and has been constructed and furnished materially in accordance with the aforesaid drawings provided by Licensor.
(C) Licensee acknowledges that, in order to comply with Licensor's requirements for the establishment of the Shop-in-Shops, the cost to develop, build out and furnish a Shop-in-Shop, in present terms, is anticipated to be approximately $100 per square foot with respect to "A"-level doors, $75 per square foot with respect to "B"-level doors and $35 per square foot with respect to "C"-level doors. It also is acknowledged, however, that the cost to develop, build out and furnish a Shop-in-Shop is intended to be reasonable in light of the past practices of Licensor and its Affiliates and industry practice generally and, unless a greater cost is accepted by Licensee in advance, the advance estimate of the cost to develop, build out and furnish a Shop-in-Shop shall not exceed the applicable amount approximated above.

                                  (iv)     From time to time, Licensee shall
cause to be made all changes reasonably deemed necessary and appropriate by Licensor to incorporate into the Shop-in-Shops any updated design concepts, including, without limitation, architectural layout, fixtures, decor and other aspects of decoration, such that each Shop-in-Shop shall continue to be consistent with the world-wide image established for shop-in-shops and in-store retail concessions operating under the Jeans Mark as determined by Licensor. Licensor shall consult with Licensee prior to updating any design concepts for the Shop-in-Shops and shall seek to minimize the costs of effecting the change. In no event shall Licensee be required to materially change any Shop-in-Shop more frequently than once every three (3) years or to make any changes which are not acceptable to the store owner.
                                  (v)      As between Licensor and Licensee,
Licensee shall be responsible for all fees and expenses incurred by Licensee or Licensor in connection with the negotiations for the establishment of and the design, development or modification of the Shop-in-Shops, including, without limitation, the fees and expenses of RDD in connection therewith, and Licensee shall reimburse Licensor, promptly on demand, for any and all such expenses reasonably incurred by Licensor.
                 4.8 Licensee shall clearly and permanently "red line" the label(s) of any Article to be sold as a "second" or as an "irregular" to indicate that the Article is a "second" or an "irregular." Also, unless instructed otherwise by Licensor, Licensee also shall clearly and permanently "red line" the label(s) of any other Off-Price Articles. Licensee shall cause the Licensee Distributors and its retail customers to which it sells any such "seconds" or "irregulars," and shall cause the Licensee Distributors to require their retailcustomers to which they sell any such "seconds" or "irregulars," to refrain from advertising such Articles, and, with respect to the Licensee Distributors, all Distribution Agreements specifically shall so provide. Any proposed sale of "seconds" or "irregulars" also is subject to the provisions of paragraph 4.7(a) above and 26.3 below.
         5.      Approvals
                 5.1      (a)     It is specifically understood and agreed
that, except as provided below in this paragraph, Licensor's approvals pursuant to this Agreement may be based solely on Licensor's subjective standards, including, without limitation, as to aesthetic judgment regarding design, advertising, marketing and exploitation and the reputation, image and prestige of Licensor, DKCo, Ms. Karan, the Licensed Mark and the "DKNY" brand, and may be withheld in Licensor's sole and absolute discretion. Licensee also understands and agrees that, while Licensor may determine that an item or matter submitted to it for its approval hereunder does not meet its aforesaid standards, it may not be able to express its objection thereto with any specificity. Notwithstanding the foregoing, Licensor's approvals with respect to proposed Licensee Distributors, contractors and customers shall not be based solely on Licensor's subjective standards. Also, nothing in this paragraph shall be deemed to modify Licensor's obligation not to unreasonably withhold its approval of any matter with respect to which it is specifically provided elsewhere herein that Licensor shall not unreasonably withhold its approval.
                          (b)  Notwithstanding anything to the contrary herein,
if Licensor fails to give written notice to Licensee of its approval of a proposed Licensee Distributor, contractor, customer, individual, item or other matter within the time frame provided herein for approval or disapproval thereof, the subject of the approval request shall be deemed to be disapproved by Licensor.
                          (c)     If Licensor disapproves the subject of any
particular approval request, it shall provide Licensee, upon request and for information purposes only, with an explanation as to the reasons for its disapproval. Any such explanation shall be subject to the provisions of the second sentence of paragraph 5.1(a) above, i.e., Licensor may not be able (and is not required) to give specific reasons for its disapproval.
                 5.2 Notwithstanding anything to the contrary herein, Licensor's approval of any proposed Articles for inclusion in a particular collection of a Product Category of Articles or of any materials of any kind for use in connection with the manufacture, distribution, sale, advertising, marketing, promotion and/or other exploitation of any particularcollection of a Product Category of Articles shall constitute approval for such use in connection only with such collection of such Product Category of Articles and shall not be deemed to constitute approval of the use of any such materials in connection with any other collection of such Product Category of Articles or any collection of any other Product Category of Articles. Also, fabrications and the "color story" provided or approved by Licensor for use in connection with a particular Design or Designs shall be used solely in connection with Articles developed from such Design or Designs. Notwithstanding the foregoing, it is acknowledged that, as indicated in paragraph 3.1 above, it is intended that certain styles of Basic Articles shall be carried forward from collection to collection or to corresponding seasonal collection (e.g., Fall to Fall), as the case may be. However, the inclusion of any particular styles of Basic Articles in future collections of Articles shall be subject to Licensor's approval. Licensor may not disapprove of any style of Basic Articles being carried forward from collection to collection or to corresponding seasonal collection unless Licensor provides Licensee with a reasonably comparable substitute style to replace the disapproved style in Licensor's sole and absolute discretion.
                 5.3 If, for any reason, Licensee refuses to develop and produce, upon Licensor's request, items from a proposed collection of any particular Product Category of Articles and the balance, if any, of such collection which is acceptable does not project, in Licensor's unfettered opinion, the image of Licensor, DKCo, Ms. Karan, the Licensed Mark or the "DKNY" brand, Licensor may reject the balance of such collection and, in lieu of terminating this Agreement, may prohibit Licensee from offering for sale, distributing and selling the otherwise acceptable Products in such collection as Articles or in connection with the Jeans Mark. Also, if, within any period of forty-eight (48) consecutive months, the foregoing should occur twice and Licensee fails, in each case, to remedy the situation within a reasonable period of time so that a proper collection of such Product Category of Articles can be shown and sold in a timely manner in accordance with industry standards, Licensor may terminate this Agreement by and upon written notice thereof to Licensee.
         6.      Advertising; Marketing; Showroom; Public Relations
                 6.1      (a)  (i)  (A)    During each Annual Period after the
first Annual Period, Licensee shall spend in connection with consumer media/print and outdoor advertising of Articles an amount equal to not less than three percent (3%) of "PROJECTED NET SALES" (as set forth on Schedule C annexed hereto) for such Annual Period (the "MINIMUM ADVERTISINGOBLIGATION"). During the first Annual Period, Licensee shall spend in connection with consumer media/print and outdoor advertising of Articles (and the "Minimum Advertising Obligation" for the first Annual Period shall be equal to) an amount equal to not less than Twenty Million Dollars ($20,000,000). The Minimum Advertising Obligation for each Annual Period shall be allocated among the various Countries in the manner set forth in the "Annual Marketing Plan" (as defined in paragraph 6.1(b)(ii) below) for such Annual Period. Notwithstanding the foregoing, if Net Sales during the first or second Annual Period are less than eighty percent (80%) of the "Minimum Royalty Sales" (as defined in paragraph 17.1(b)(iii)(A) below) for such Annual Period, the Minimum Advertising Obligation for the following Annual Period shall be equal to six percent (6%) of Projected Net Sales for such following Annual Period.
                                        (B)     With respect to the Minimum
Advertising Obligation for the first Annual Period, approximately Five Million Dollars ($5,000,000) shall be spent for consumer media/print and outdoor advertising during the "pre- launch" period running from March through May 1997 and an amount equal to not less than the Minimum Advertising Obligation for the first Annual Period less the amount actually spent during the "pre-launch" period shall be spent for consumer media/print and outdoor advertising during the balance of the first Annual Period. Licensor and Licensee shall endeavor to agree upon the manner of, and media to be utilized for, the launch of the initial collections of Articles, failing which Licensor's decision shall be determinative.
                                  (ii)  Advertising, for purposes of the
Minimum Advertising Obligation, shall include only consumer media/print and outdoor advertising and shall not include cooperative advertising or trade advertising or any other advertising, marketing, promotional or other exploitation activities. Thus, expenditures in connection with cooperative, trade or any other advertising activities (other than the consumer media/print and outdoor advertising), marketing, promotion and other exploitation activities and the design, development and construction of the Shop-in-Shops (or any proposed or required modifications thereof) shall not be credited against any Minimum Advertising Obligation. Also, expenditures in connection with collateral materials, such as labels, tags, packaging and the like, including, without limitation, expenditures for the development, printing or production thereof, or any design expenses incurred by Licensee (other than design expenses incurred in connectionwith consumer media/print and outdoor advertising) shall not be credited against any Minimum Advertising Obligation.
                                  (iii)  During the first Annual Period,
Licensee shall spend in connection with cooperative advertising and trade advertising of Articles and with the marketing of Articles in the various Countries an aggregate of not less than Four Hundred Thousand Dollars ($400,000). During each Annual Period after the first Annual Period, Licensee shall spend appropriate amounts in connection with cooperative advertising and trade advertising of Articles and to market, promote and otherwise exploit Articles in the various Countries. These amounts shall be consistent with the amounts expended in connection with cooperative and trade advertising for, and the marketing, promotion and other exploitation of, Products in such Countries by other leading fashion firms and/or their licensees and in accordance with the projected expenditures therefor set forth in the Annual Marketing Plan for each such Annual Period. For purposes hereof, marketing and promotional items shall include, without limitation, collateral materials, such as printed materials, catalogues, brochures, post cards, product guides and look books, and visual merchandise, such as in-store display materials and point-of-purchase materials. Expenditures in connection with the design, development and construction of the Shop-in-Shops (or any proposed or required modifications thereof) shall not be credited against Licensee's cooperative advertising, trade advertising and marketing obligations under this paragraph 6.1(a)(iii).
                          (b)  (i)         No later than April 1st preceding
each of the sixth (6th), eleventh (11th), sixteenth (16th), twenty-first (21st) and twenty-sixth (26th) Annual Periods, Licensee shall deliver to Licensor a five-year business and marketing plan (the "FIVE YEAR PLAN") setting forth, by Country, by Product Category and in the aggregate, the sales, advertising, marketing and promotion objectives for the upcoming five (5) Annual Period period, including, without limitation, projected sales
(which in the aggregate shall not be less than Projected Net Sales for each of the subject Annual Periods), Licensee's distribution strategies (including anticipated new Country launches), the projected expenditures for advertising, marketing and promotion, by the various categories of advertising, marketing and promotional activities, and such other information as Licensor may reasonably request, for the entire five (5) Annual Period period and for each Annual Period therein. Licensee shall consider in good faith Licensor's suggested modifications to any such proposed Five Year Plan and, to the extent that, in Licensor's opinion, applying its subjective standards as to aesthetic judgment andthe reputation, image and prestige of Licensor, DKCo, Ms. Karan, the Licensed Mark and the "DKNY" brand, any particular aspects of a proposed Five Year Plan would be detrimental to the Jeans Mark or the Principal Mark or the Business or the businesses being conducted in connection with the Principal Mark, Licensee shall modify the proposed Five Year Plan to rectify the aspects thereof which are of concern to Licensor, provided, however, that, if the aspects of a Five Year Plan which Licensor determines require modification are consistent with the approved Country Plans and with Projected Net Sales for the Annual Periods covered by the Five Year Plan and Licensee's advertising and marketing obligations hereunder during the period covered thereby and Licensee demonstrates that to rectify the Five Year Plan in accordance with Licensor's requirements would have a material adverse financial effect on the Business, Licensee shall not be required to make the modifications required by Licensor but otherwise shall be required to modify the Five Year Plan to satisfy Licensor's concerns.
                                  (ii)     For each Annual Period, Licensee
shall develop and submit to Licensor, not later than December 1, 1996 for the first Annual Period and not later than October 1st preceding each subsequent Annual Period, for Licensor's consideration and comment, an advertising, marketing and promotion plan covering each such Annual Period (the "ANNUAL MARKETING PLAN") and setting forth, by Country, by Product Category and in the aggregate, the sales, advertising, marketing and promotion objectives for each such Annual Period, including, without limitation, (A) projected sales (which in the aggregate shall not be less than Projected Net Sales for each such Annual Period), (B) distribution strategies (including anticipated new Country launches and a listing of new Shop-in-Shops anticipated to be developed), (C) the projected expenditures for advertising, marketing and promotion (stated separately by the various categories of advertising activities, marketing activities and materials and promotional activities and materials, including, without limitation, collateral materials and visual merchandise as described in paragraph 6.1(a)(iii) above) and (D) the projected expenditures for the design, development and construction of Shop-in-Shops or any proposed or required modifications thereof (including a listing of the Shop-in-Shops to be refurbished). The Annual Marketing Plan also shall include any proposed changes or additions to the organizational structure of the Business and shall cover, by Country, by Product Category and in the aggregate, the categories of data set forth in Schedule D annexed hereto and such other information as Licensor reasonably may require. Licensee shall consider in good faith Licensor's suggested modifications to any such proposed Annual Marketing Plan and, to the extent that, in Licensor's opinion, applying its subjective standards as to aesthetic judgment and the reputation, image and prestige of Licensor, DKCo, Ms. Karan, the Licensed Mark and the "DKNY" brand, any particular aspects of a proposed Annual Marketing Plan would be detrimental to the Jeans Mark or the Principal Mark or the Business or the businesses being conducted in connection with the Principal Mark, Licensee shall modify the proposed Annual Marketing Plan to rectify the aspects thereof which are of concern to Licensor, provided, however, that, if the aspects of an Annual Marketing Plan which Licensor determines require modification are consistent with the approved Country Plans and with Projected Net Sales for the Annual Period covered by the Annual Marketing Plan and Licensee's advertising and marketing obligations hereunder for such Annual Period and Licensee demonstrates that to rectify the Annual Marketing Plan in accordance with Licensor's requirements would have a material adverse financial effect on the Business, Licensee shall not be required to make the modifications required by Licensor but otherwise shall be required to modify the Annual Marketing Plan to satisfy Licensor's concerns.

                                  (iii)  It is acknowledged that, in preparing
the Five Year Plans and Annual Marketing Plans, Licensee's projected expenditures for advertising, marketing and promotion, as well as the anticipated advertising, marketing and promotional activities, shall be determined by Licensee in consultation with the Creative Services Department of DKCo ("CSD").
                          (c)  Licensee and Licensor shall work together to
ensure (i) that, at Licensor's request, a representative cross-section of the various types of Articles within each of the various Product Categories are supported by its advertising, marketing and promotional efforts and expenditures and (ii) that all types of Articles are supported by its sales efforts and expenditures.
                 6.2 If Licensor elects to commence a generic institutional advertising campaign (i.e., advertisements for the Principal Mark which emphasize the image of the Principal Mark and the "DKNY" brand and do not feature any particular products) covering the Principal Mark, Licensor shall notify Licensee thereof promptly after any such election is made and Licensee shall contribute to such advertising campaign(s) during each Annual Period, which contribution(s) shall be credited against the Minimum Advertising Obligation for such Annual Period. The amount of each such contribution shall be not more than ten percent (10%) of the Minimum AdvertisingObligation for the Annual Period. Payment shall be made from time to time promptly after receipt of an invoice with appropriate supporting documentation.
                 6.3 (a) In order to take advantage of certain expertise and experience of CSD and RDD in projecting a consistent, worldwide image of the Licensed Mark and the "DKNY" brand, Licensee desires to and shall engage CSD in connection with the development of the creative portion of any advertising, marketing and promotional programs and the production and placement of all media advertisements, marketing materials, display materials and trade show and other promotional materials for the promotion of Articles and desires to and shall engage RDD in connection with, the design, development, construction and modification of the Shop- in-Shops and the "Showroom" (as defined in paragraph 6.7(a)(i) below). In addition, Licensee shall work together with CSD to develop collateral materials such as, but not limited to, tags, labels, stationery and packaging and shipping materials for Articles.
                          (b)  With respect to the services to be rendered by
RDD in connection with the design, development, construction and modification of the Shop-in-Shops and the Showroom, Licensee shall pay to RDD a fee and reimburse it for its expenses in accordance with industry standards.
Licensee's engagement of CSD shall be on the terms and conditions set forth in the form of advertising agreement previously submitted by Licensor to Licensee, which agreement (the "CSD AGREEMENT") is being executed simultaneously herewith. In all financial arrangements between Licensee and CSD or RDD, Licensee will deal directly with CSD or RDD.
                          (c)     Notwithstanding anything to the contrary
herein, the fees paid to CSD in connection with the development, production and placement of consumer media/print or outdoor advertising shall be credited against the Minimum Advertising Obligation for the Annual Period during which they are incurred.
                 6.4 The creative components of all of Licensee's advertising, marketing, promotional and other exploitation materials shall be developed by CSD, together with Licensee, and shall be subject to the prior written approval of Licensor. The creative components of all of Licensee's public relations "events," such as trunk shows, fashion shows, special events and personal appearances, shall be developed by CSD, together with Licensee and the DKCo public relations staff, and shall be subject to the prior written approval of Licensor.
                 6.5 If Licensor engages any advertising agency or agencies, whether in addition to or in substitution for CSD,for advertising, marketing and promotion of the Licensed Mark and products bearing the Licensed Mark and such agency or agencies do not provide advertising services for competitive designer brands ofProducts, Licensee also shall utilize the services of such agency or agencies in the same manner and to the same extent it would be utilizing CSD in connection herewith. In such event, all references herein to "CSD" shall be deemed to include any such agency or agencies, except those in paragraph 6.7(b) below. Also, rather than as provided in paragraph 6.3(b) above, Licensee's engagement of such agency or agencies shall be on such agency's or agencies' customary terms and conditions, provided that the fees and commissions payable by Licensee for materials and services supplied or rendered by any such agency or agencies shall be commensurate with those charged to DKCo and its Affiliates and consistent with industry practice.
                 6.6 Licensee shall not advertise, market, promote or otherwise exploit Articles or the Jeans Mark or otherwise use the Jeans Mark together with any other trademarks or names or any other Products or other products, including, without limitation, any other trademark or name or any other identification of any other fashion designer or apparel manufacturer or any other fashion designer's or apparel manufacturer's Products or other products; and, subject to applicable law, Licensee shall require the Licensee Distributors and its retail customers, and shall cause the Licensee Distributors to require their retail customers for Articles, to comply with this restriction in connection with cooperative advertisements, point-of-sale materials, stuffers and otherwise, and, with respect to the Licensee Distributors, all Distribution Agreements specifically shall so provide.

                 6.7      (a)  (i)         During the term of this Agreement,
Licensee shall originate all worldwide sales and display each of the collections of Articles (A) in a full floor showroom at 240 West 40th Street in New York City, (B) in such other location contiguous with the premises to which DKCo's "DKNY" business operations are relocated if such operations are relocated in connection with a consolidation of DKCo's business operations or otherwise, or (C) in such location in New York City approved by Licensor which is leased by Licensee at its sole expense from a third party in the event that DKCo's "DKNY" business operations are relocated to a location outside of New York City or in the event that the 240 West 40th Street space or space at such other location to which DKCo's "DKNY" business operations are relocated should not be available for use and occupancy by Licensee (the "SHOWROOM"). Except if Licensee is leasing space therefor from a third party in a circumstance as described in paragraph (C) above, the premises of the Showroom will be in space leased by DKCo and the terms and conditions of Licensee's occupancy of such space shall be as set forth in an occupancy agreement (the"OCCUPANCY AGREEMENT"). The Occupancy Agreement for the space at 240 West 40th Street is being executed simultaneously herewith.
Notwithstanding anything to the contrary herein, since the Showroomto be developed in such space at 240 West 40th Street may not be ready in time for the showing and offering for sale of the initial collections of Articles, it is the intention of the parties that Licensor shall use its commercially reasonable efforts to seek to have suitable space in the facilities of Licensor's Affiliates made available to Licensee for the showing and offering for sale of such collections.
                                  (ii) The Showroom shall be designed by RDD
and constructed and furnished to facilitate Licensor's requirements and, upon completion, shall be subject to the final review and approval by Licensor. Licensor's approval or disapproval of the Showroom shall be given or withheld within ten (10) business days after the Showroom is completed. If Licensor disapproves of any aspect of the Showroom, it shall provide Licensee with an explanation as to the reasons for its disapproval so that Licensee can attempt to correct the problems to the satisfaction of Licensor. Notwithstanding anything to the contrary herein, Licensor shall not withhold its approval of the Showroom if the Showroom has been constructed and furnished materially in accordance with Licensor's requirements. Also, the Showroom shall be maintained by Licensee in a manner acceptable to Licensor commensurate with the reputation, image and prestige of Articles as among the best quality of Products in the Market Segment and of the Licensed Mark and the "DKNY" brand as a designation for high quality products. Licensee shall be responsible for all fees and expenses incurred by Licensee or Licensor in connection with the development and maintenance of the Showroom, including, without limitation, the fees and expenses of RDD in connection therewith, and Licensee shall reimburse Licensor, promptly on demand, for any and all such expenses reasonably incurred by Licensor.

                                  (iii)  The Showroom shall display Articles
exclusively, except that other products bearing the Jeans Mark also may be displayed in the Showroom upon the request of Licensor or Licensee. Also, Articles shall not be offered for sale in any showroom other than the Showroom without Licensor's prior approval. The foregoing is not intended to prevent Licensee from using road sales people to seek out orders for Articles or to prevent Licensee Distributors from maintaining showrooms (or separate showroom areas) for the display and offering for sale of Articles. However, any such showrooms/showroom areas maintained by Licensee Distributors for the display and offering for sale of Articles shall be designed, constructed, furnished and maintained in accordance with Licensor's requirements and shall be subject to Licensor's prior written approval. Licensor's approval or disapproval of a Licensee Distributor's proposedshowroom/showroom area shall be given or withheld within fifteen (15) business days after Licensor's receipt of notice that it has been completed. If Licensor disapproves of any aspect of the showroom/showroom area, it shall provide Licensee with an explanation as to the reasons for its disapproval so that Licensee can attempt to have the problems corrected to the satisfaction of Licensor. Also, Articles shall not be displayed, offered for sale or sold by Licensee, any of its road sales people or any of the Licensee Distributors together with any other Products or other products.
                          (b)  Licensee shall provide to Licensor, free of
charge for its permanent archives on a continuing basis, a full production line of all Articles as well as copies of all advertising, marketing, promotional and other exploitation materials used in connection herewith not produced by CSD.

                 6.8      (a)     Notwithstanding anything to the contrary
herein, all of Licensee's public relations projects relating to Articles as well as all of Licensee's press releases and other media contacts relating hereto and to the Business shall be controlled and directed by the DKCo public relations staff (the "PR STAFF") in consultation with Licensee. In connection therewith, Licensee shall cause its public relations/media coordinator to cooperate with the PR Staff in connection with any such public relations and press/media activities. However, all such press releases and media contacts generated in advance by the PR Staff (but not other media contacts) shall be subject to Licensee's prior written approval, which shall not be unreasonably withheld. Licensee shall approve or disapprove any such press releases and media contacts generated in advance by the PR Staff within seventy-two (72) hours after its receipt thereof or such shorter time as is requested by the PR Staff and reasonably necessary under the circumstances. If Licensee disapproves a press release, it shall provide Licensor, upon request and for information purposes only, with an explanation as to the reasons for its disapproval. Licensee shall reimburse Licensor for all personnel costs and expenses and out-of-pocket expenditures relating to or associated with any such public relations and press/media activities, including, without limitation, the compensation costs and expenses of up to two (2) individuals engaged to work exclusively for such activities, which compensation costs and expenses shall be consistent with DKCo's compensation practices for the PR Staff and as shall be mutually agreed by Licensor and Licensee. Licensee shall not be charged any additional public relations services fees for services rendered by the PR Staff
in connection with such activities.                      (b) Nothing herein
shall be deemed to prevent Guarantor from controlling in its sole and absolute discretion any trade directed public relations, press releases and other media contacts relating to it or any of its Affiliates other than Licensee. Also, nothing herein shall be deemed to prevent Guarantor from controlling in its sole and absolute discretion any financial public relations, press releases and other media contacts relating to it or any of its Affiliates including Licensee, even if such financial public relations, press releases and other media contacts discuss the Business, to the extent customary in the ordinary course for a company of the size and stature of Guarantor. However, to the extent practicable, any such financial public relations, press releases and other media contacts mentioning the Business shall be submitted to Licensor for its advance review and comment on the portions thereof referencing Licensor, any of its Affiliates, Gabrielle, Ms. Karan, the Licensed Mark or the Business. Notwithstanding the foregoing, it is acknowledged that Guarantor may receive inquiries from and may from time to time engage in discussions with financial analysts regarding financial aspects of the Business and nothing herein shall be deemed to prevent Guarantor from responding to such inquiries or engaging in such discussions in the ordinary course.
         7.      The Business
                 7.1 The operations of Licensee shall consist solely of the Business and Licensee shall not engage in any business other than the Business.
                 7.2      (a)     It is acknowledged that Licensee heretofore
has delivered to Licensor, and Licensor has approved, a chart setting forth the organizational structure for the Business to be established and maintained by Licensee.
                          (b)     Licensee shall appoint as the chief executive
or operating officer of the Business such a highly qualified and appropriately experienced individual as may be acceptable to and approved by Licensor, which approval shall not be unreasonably withheld. Licensor shall approve or disapprove any proposed such individual within fifteen (15) days after it has had an opportunity to interview the individual. Such individual shall work exclusively for the Business. In addition, while nothing herein is intended to prevent Licensee from terminating the employment of such individual or any other of its other executive and management personnel, no such individual or any other of Licensee's other executive and management personnel may be reassigned to work for Guarantor or any of Guarantor's Affiliates without Licensor's prior approval. Also, any proposed replacement for the chief executive or operating officer of the Business maynot be hired for such position without Licensor's prior approval.
                          (c)     All of Licensee's executive and management
personnel and marketing, merchandising, pattern making, sourcing and design personnel and its sales personnel, including, without limitation, sales managers, account executives, showroom staff and road salespersons, shall work exclusively for the Business. The foregoing shall not be deemed to prevent

Guarantor's executive and management personnel whose services are used to augment or supervise Licensee's executive and management team to continue to perform services for Guarantor. Also, if Licensor determines that the work product of any such individual employed by Licensee is unsatisfactory, Licensee in good faith shall seek to correct the problem.
                          (d)     Licensee's employees shall be under the full
direction and control of Licensee and in no way shall be deemed employees or agents of or the responsibility of Licensor.
         8.      Guaranteed Minimum Royalty
                 8.1 Licensee shall pay to Licensor a "GUARANTEED MINIMUM ROYALTY" for each Annual Period as set forth in Schedule C annexed hereto, with the Guaranteed Minimum Royalty for each Annual Period having been determined by multiplying eighty percent (80%) of Projected Net Sales for each such Annual Period by seven percent (7%), the Sales Royalty rate hereunder.
                 8.2 The Guaranteed Minimum Royalty payable for each Annual Period shall be paid to Licensor in advance in four (4) quarterly installments on the first day of each January, April, July and October during such Annual Period, except that the Guaranteed Minimum Royalty for the first Annual Period shall be paid as follows: One Million Two Hundred Sixty Thousand Dollars ($1,260,000) shall be paid simultaneously with receipt of notice by Licensee and Licensor that all waiting periods (including any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or early termination shall have been granted, and, to secure such payment, simultaneously herewith Licensee is delivering to the Escrowee a check in the amount of One Million Two Hundred Sixty Thousand Dollars ($1,260,000), the proceeds of which check shall be held in escrow by the Escrowee in accordance with the terms of the Escrow Agreement; and One Million Two Hundred Sixty Thousand Dollars ($1,260,000) shall be paid on each of July 1, October 1 and December 1, 1997.
                 8.3 The Guaranteed Minimum Royalty for an Annual Period shall be credited against the Sales Royalty andInternational Administrative Fee for only the same Annual Period.
                 8.4      Under no circumstances shall any payments of
                   Guaranteed Minimum Royalty hereunder be refundable.
         9.      Sales Royalty and International Administrative Fee
                 9.1      (a)     During each Annual Period, Licensee shall pay
to Licensor a "SALES ROYALTY" equal to Net Sales during each such Annual Period multiplied by a Sales Royalty rate equal to seven percent (7%).
                          (b)     During each Annual Period, Licensee shall pay
to Licensor an "INTERNATIONAL ADMINISTRATIVE FEE" equal to Net Sales during each such Annual Period based on sales to customers which are purchasing Articles for resale by them in locations anywhere outside the United States multiplied by an International Administrative Fee rate equal to two percent (2%).
                          (c)     Notwithstanding the provisions of paragraphs
9.1(a) and (b) above, the Sales Royalty rate and the International Administrative Fee rate with respect to Articles which are "seconds," "irregulars" or closeouts sold at prices more than twenty percent (20%) below the lowest prices charged by Licensee to its largest retail customers for first quality, in-season Articles ("OFF-PRICE ARTICLES") shall be equal to one-half of the Sales Royalty rate and the International Administrative Fee rate which otherwise would be payable with respect to Net Sales thereof (i.e., three and one-half percent (3-1/2%) and one percent (1%), respectively), but only to the extent that Net Sales of Off-Price Articles sold during an Annual Period other than to Licensor Outlet Stores ("OFF-PRICE SALES") do not exceed three percent (3%) of all Net Sales during such Annual Period less the amount of Net Sales in respect of Off-Price Articles sold to Licensor Outlet Stores ("AGGREGATE SALES"). (I.e., if Off-Price Sales during an Annual Period do not exceed three percent (3%) of Aggregate Sales during such Annual Period, the Sales Royalty rate and the International Administrative Fee rate payable with respect to such Off-Price Sales shall be equal to three and one-half percent (3- 1/2%) and one percent (1%), respectively. Also, if Off-Price Sales during an Annual Period exceed three percent (3%) of Aggregate Sales during such Annual Period, the Sales Royalty rate and the International Administrative Fee rate payable with respect to such excess Off-Price Sales shall be equal to seven percent (7%) and two percent (2%), respectively.) The Sales Royalty rate and the International Administrative Fee rate with respect to Off-Price Articles sold to Licensor Outlet Stores always shall be equal to three and one-half (3-1/2%) and one percent (1%). If Off-PriceSales during any Annual Period do not exceed three percent (3%) of Aggregate Sales during such Annual Period, the shortfall shall not be carried forward or carried back to increase the amount of Off- Price Sales which are subject to the aforesaid lower Sales Royalty rate and International Administrative Fee rate for any other Annual Period.

                 9.2 For purposes hereof, "Net Sales" shall be deemed to mean the invoiced and/or shipped (whichever is earlier) amount of Articles sold by Licensee or any of its Affiliates, including, without limitation, Licensee Distributors which are its Affiliates, less the amount of (a) any industry-standard prompt payment trade discounts, (b) any authorized returns for damaged or defective products for exchange only (to avoid inclusion of both the originally shipped Articles and those shipped upon the exchange), and (c) returns taken as an accommodation to the customer, provided that the amount of returns for purposes of customer accommodation which may be deducted in computing Net Sales during an Annual Period shall not exceed one percent (1%) of all Net Sales during such Annual Period, and less freight charges, to the extent separately stated on the invoice. No deduction shall be made for other discounts or returns, for allowances of any kind or for any purpose, for uncollectible accounts or for costs incurred by Licensee. Notwithstanding anything to the contrary herein, "Net Sales" include the sales of Articles to Licensee Distributors which are not Licensee's Affiliates. However, "Net Sales," with respect to Articles sold to Licensee Distributors which are not Licensee's Affiliates, shall be based upon the prices charged to such Licensee Distributors, not the prices charged by such Licensee Distributors. Sales of Articles made other than in arm's length transactions shall be deemed to have been made at the regular wholesale price thereof.
                 9.3 The Sales Royalty and the International Administrative Fee hereunder shall be accounted for and paid quarterly within thirty (30) days after the close of each three (3) month period during the term of this Agreement (or portion thereof in the event of the prior termination hereof for any reason), except that the first such accounting and payment shall be for the approximately twelve (12) month period from the date hereof through September 30, 1997. The Sales Royalty and International Administrative Fee payable for each accounting and payment period during each Annual Period shall be computed on the basis of Net Sales during such elapsed portion of the Annual Period, with a credit for any Guaranteed Minimum Royalty, Sales Royalty and International Administrative Fee payments theretofore made to Licensor for said
Annual Period only.            9.4     No payment of Sales Royalty or
International Administrative Fee for any Annual Period in excess of payments of Guaranteed Minimum Royalty for the same Annual Period shall be credited against any Guaranteed Minimum Royalty due to Licensor for any other Annual Period.
         10.     Payments; Currency Conversions
                 10.1 All payments required of Licensee hereunder shall be made to Licensor in United States Dollars via check drawn on a New York City bank.
                 10.2 If Licensee or any of its Affiliates, including, without limitation, Licensee Distributors which are its Affiliates, sells Articles in a currency or currencies other than United States Dollars, "Net Sales," with respect to such sales, for all purposes hereof shall be computed on the basis of the conversion rates of the currency or currencies of sale into United States Dollars as quoted in the Wall Street Journal (or, if it should cease publication, an industry equivalent replacement) (the "CONVERSION RATES") as of the close of business on the day payment on account of each such sale is received by the seller. Also, for purposes of determining whether Licensee has satisfied the Minimum Advertising Obligation for an Annual Period or the "launch" advertising requirement for a particular Country in a given Annual Period, the amount expended by Licensee in a currency or currencies other than United States Dollars for consumer media/print and outdoor advertising for an Annual Period or for "launch" advertising for a particular Country in a given Annual Period shall be converted into United States Dollars on the basis of the Conversion Rates as of the close of business on the day payment on account of each such expenditure is made by Licensee.
         11.     Statements
                 11.1     (a)     Licensee shall deliver to Licensor at the
time each Sales Royalty payment and International Administrative Fee payment is due a written statement signed by a duly authorized officer of Licensee and certified by him or her as accurate setting forth, for the period for which such Sales Royalty payment and International Administrative Fee payment is being made and for the entire Annual Period through the end of such period:
                                  (i)      the number and invoice price of all
Articles invoiced and/or shipped, the amount of discounts and credits from gross sales which properly may be deducted therefrom and the amount of authorized returns, all by Product Category, by style, by seasonal collection, by month, by Licensee Distributor, by Licensor Outlet Stores, as a group, by each other customer, individually, by Country and in the aggregate;
                                  (ii)      a computation of the amount of the
Sales Royalty and International Administrative Fee then payable hereunder;
                                  (iii)  by customer, complete and detailed
monthly sell in and, to the extent reasonably available, sellthrough reports in a format provided by or otherwise acceptable to Licensor;
                                  (iv)  to the extent not produced or placed by
CSD, the amount expended by Licensee for the advertising of Articles and for the marketing and promotion thereof, by Country, by Product Category and in the aggregate, including and stating separately those amounts paid for the various categories of advertising and for marketing and promotional activities. To the extent available, Licensee shall deliver to Licensor, together with such advertising statements, copies (such as tear sheets) of all advertisements relating to the Jeans Mark and Articles placed by it or on its behalf (other than by CSD) during the period covered by such statement; and

                                  (v)      the amount expended in connection
with the design, development and construction of the Shop-in-Shops (or any proposed or required modifications thereof), by Shop-in-Shop.
                          (b)  Licensee shall use its best efforts to cause
each Licensee Distributor to prepare and deliver to Licensee, at least ten (10) days prior to the time each statement is to be delivered to Licensor pursuant to paragraph 11.1(a) above, a written statement ("LICENSEE DISTRIBUTOR STATEMENT") signed by a duly authorized officer of each such Licensee Distributor and certified by him or her as accurate setting forth, for the periods to be covered by Licensee's such statement, the same information as is required to be included in Licensee's such statement pursuant to paragraphs 11.1(a)(i), (iii) and (iv) above and such other information as may be available to it of the type which may be requested of Licensee pursuant to paragraph 11.1(d) below; and all Distribution Agreements specifically shall so provide.
                          (c)     Together with each statement being delivered
to Licensor pursuant to paragraph 11.1(a) above, Licensee shall deliver to Licensor a copy of each Licensee Distributor Statement covering the period covered by Licensee's such statement, a copy of Licensee's then current customer list and copies of all customer orders and shipping invoices covering Articles shipped during the period covered by each such statement.
                          (d)     In addition to the information as is required
to be included in Licensee's statements pursuant to paragraph 11.1(a) above, Licensee also shall provide Licensor, to the extent available, with such other sales-related information as may be requested by Licensor from time to time, including, without limitation, the type information as is required to be included in Licensee's statements pursuant to paragraph 11.1(a)(i) and (iii) above on a "by door" or on a "by sku" basis. Also, if requested by Licensor, Licensee'sstatements pursuant to paragraph 11.1(a) above and the Licensee Distributor Statements shall be prepared in a format or formats provided by Licensor.
                 11.2     (a)     Licensee shall deliver to Licensor, not later
than the earlier of ninety (90) days after the close of each Annual Period (or portion thereof in the event of the prior termination hereof for any reason) and the date on which financial statements are filed with the Securities and Exchange Commission (the "SEC") on behalf of Guarantor, (i) a report from its regular certified public accountants, prepared in accordance with generally accepted auditing standards, to the effect that the sales data submitted by Licensee in accordance with paragraph 11.1(a) above for such Annual Period and Licensee's computation of the Sales Royalty and International Administrative Fee payable for such Annual Period presents fairly, in all material respects, Net Sales during such Annual Period and the amount of Sales Royalty and International Administrative Fee applicable thereto, and (ii) a written statement signed and certified as accurate by the Chief Financial Officer or the Chief Accounting Officer of Licensee and of Guarantor, respectively, relating to said entire Annual Period and verifying all of the other information, including, without limitation, information regarding the advertising of Articles and the marketing and promotion thereof, required to be submitted by Licensee in accordance with paragraph 11.1(a) above.
                          (b)     (i)      Licensee shall deliver to Licensor
as soon as practicable and in any event no later than the earlier of ninety
(90) days after the end of each fiscal year of Licensee and Guarantor and the date on which such information is filed with the SEC on behalf of Guarantor,
(A) the consolidated balance sheet of Guarantor and its Affiliates, including Licensee, as of the end of each such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for each such fiscal year, setting forth in each case in comparative form the figures, if applicable, for the previous fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and reported on by independent public accountants of nationally recognized standing filed on behalf of Guarantor with, and accepted by, the SEC, and (B) the consolidating profit and loss statement of Licensee prepared in connection with the financial statements described in paragraph (A) above.
                                  (ii)     Licensee shall deliver to Licensor
as soon as practicable and in any event no later than the earlier of forty-five
(45) days after the end of each of the first three (3) quarters of each fiscal year of Licenseeand Guarantor and the date on which such information is filed with the SEC on behalf of Guarantor, (A) a consolidated balance sheet of Guarantor and its Affiliates, including Licensee, as of the end of each such quarter and the related consolidated statements of operations, stockholders' equity and cash flows for such quarter and for the portion of Licensee's and Guarantor's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the Chief Financial Officer or the Chief Accounting Officer of Licensee and of Guarantor, respectively, and (B) the consolidating profit and loss statement of Licensee prepared in connection with the financial statements described in paragraph (A) above.

         12.     Books and Records; Audits
                 12.1 Licensee shall prepare and maintain, in such manner as will reasonably enable Licensor's accountants to audit same in accordance with generally accepted accounting principles and in accordance with this Agreement, complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement. Licensee acknowledges that it is Licensor's policy to audit its licensees periodically, whether or not it has any concerns that an audit may be appropriate, and, accordingly, Licensor and its duly authorized representatives have the right, during regular business hours on not less than three (3) days advance notice, for the duration of this Agreement and for three
(3) years thereafter, to audit said books of account and records and examine and copy all documents and material in the possession or under the control of Licensee with respect to the Business and the subject matter and the terms of this Agreement, including, without limitation, said books of account and records, invoices, credits and shipping documents, for purposes of determining compliance by Licensee with the financial and other terms of this Agreement; and Licensor shall have free and full access thereto for said purposes and for the purpose of making abstracts therefrom and copies thereof. All such books of account, records and documents shall be kept available by Licensee for at least five (5) years (or such longer period as Licensee is required to retain such materials under laws applicable to it) after the end of the Annual Period to which they relate. Licensor shall not seek to audit Licensee's said books of account and recordsmore often than once during each Annual Period unless, in Licensor's reasoned opinion, circumstances warrant an additional audit or audits.
                 12.2 If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments were less than the amount which should have been paid, all payments required to be made to eliminate any discrepancy revealed by said audit, plus interest thereon in the amount provided for in paragraph 17.1(a)(i) below, shall be made promptly upon Licensor's written demand therefor, and, if the discrepancy is in an amount equal to two percent (2%) or more of the amount actually paid with respect to sales occurring during the period in question, Licensee promptly shall reimburse Licensor for the cost and expenses of such audit. In addition, if such a discrepancy is an amount equal to five percent (5%) or more, the interest payable on the amount of the discrepancy shall be in the amount provided for in paragraph 17.1(a)(i) below plus an additional five (5) percentage points (or the maximum rate of interest which can legally be paid by corporations, if lower) and, if, after the fifth (5th) Annual Period, a discrepancy in an amount equal to five percent (5%) or more is revealed by more than one (1) audit, Licensor may terminate this Agreement by giving written notice to Licensee within sixty (60) days after receipt of the audit report disclosing the second such discrepancy.
         13.     The Licensed Mark
                 13.1     (a)     Licensee shall not use the Licensed Mark, in
whole or in part, as a corporate name, trade name or otherwise except to the extent and in the manner herein expressly provided. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark. Licensee shall not use any name or names in connection with the Licensed Mark in any advertising, marketing, promotion or other exploitation materials, including, without limitation, collateral materials and visual merchandise as described in paragraph 6.1(a)(iii) above, labeling, packaging or printed matter of any kind utilized by Licensee in connection with Articles or the Shop-in-Shops, unless and until Licensor consents thereto in writing.

                          (b)     Nothing in this Agreement shall be deemed to
prevent or restrict Licensee from using the Jeans Mark in Guarantor's offering documents and disclosure documents provided to financial institutions, in other materials used in connection with financing the Business, in Guarantor's periodic or other reports pursuant to applicable securities laws or otherwise as mandated by reason of Licensee's status as an Affiliate of a public company. However, any such documents and other materials shall be submitted to Licensorfor its advance review and comment on the items or portions thereof referencing Licensor, any of its Affiliates, Gabrielle, Ms. Karan, the Licensed Mark or the Business. In no event, however, may any of such materials be developed for any exploitation purposes directed to the apparel trade or market.
                 13.2 Licensee acknowledges that, as between Gabrielle and Licensee, Gabrielle is the owner of all right, title and interest in and to the Licensed Mark throughout the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used, and that Gabrielle's consent to this Agreement is required. Sales by Licensee shall be deemed to have been made by Gabrielle for purposes of trademark registration and, in that regard, all uses of the Licensed Mark by Licensee shall inure to the benefit of Gabrielle. Licensee shall not, at any time, do or permit Guarantor or any of their respective Affiliates to do any act or thing which may in any way adversely affect any rights of Gabrielle or Licensor in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from its reputation. In addition, Licensee shall not, and shall not permit Guarantor or any of their respective Affiliates to, seek to register the Licensed Mark or any variation or simulation thereof in any Country for Products or any other products. Any such attempt so to register the Licensed Mark or any variation or simulation thereof shall be deemed a material and uncurable default hereunder.
                 13.3 Licensor shall use its good faith efforts to maintain and ensure the continued validity of all registrations obtained for the Licensed Mark relating to the Products in all Countries in which Products are being sold, including, without limitation, by taking all steps required in each such Country to maintain existing registrations and to prosecute to completion pending applications.
                 13.4 At Gabrielle's or Licensor's written request, Licensee shall execute any documents, including registered user agreements where required by law, reasonably required by Gabrielle or Licensor to confirm Gabrielle's ownership of all rights in and to the Licensed Mark in each Country and the respective rights of Gabrielle, Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Gabrielle and Licensor in connection with the filing and prosecution by Gabrielle of applications in Gabrielle's name to register the Licensed Mark for Products in any Country and the maintenance and renewal of such registrations as mayissue. All costs incurred in connection therewith relating to the Principal Mark, including, without limitation, reasonable attorneys' fees and filing fees, shall be borne by Licensor, unless an application to register the Principal Mark is filed in a Country because Licensee desires to sell Articles therein and, in the opinion of Licensor's outside trademark counsel, the Jeans Mark cannot be registered in such Country or cannot be registered in such Country without an application to register the Principal Mark first being filed, in which case, all costs incurred in connection with the filing and prosecution by Gabrielle of applications in Gabrielle's name to register the Principal Mark for Products in such Country and the maintenance and renewal of such registrations as may issue, including, without limitation, reasonable attorneys' fees and filing fees, shall be shared equally by Licensor and Licensee. All costs incurred in connection with the filing and prosecution by Gabrielle of applications in Gabrielle's name to register the Jeans Mark for Products in a Country and the maintenance and renewal of such registrations as may issue, including, without limitation, reasonable attorneys' fees and filing fees, also shall be borne by Licensor, unless an application to register the Jeans Mark is filed in a Country because, in the opinion of Licensor's outside trademark counsel, it is reasonably necessary to file an application to register the Jeans Mark in such Country if Articles are to be sold therein, even if the Principal Mark is registered in such Country or an application to register the Principal Mark in such Country has been filed, in which case, all of the above-described costs shall be borne by Licensee. Notwithstanding anything to the contrary herein, Licensee shall not use the Jeans Mark, nor may any Articles be advertised, marketed, promoted or otherwise exploited or distributed, offered for sale or sold, (a) in a Country until an appropriate trademark search has been conducted and an application to register the Principal Mark for Products has been filed in such Country or it is determined, based upon advice of Licensor's outside trademark counsel, that it would be preferable not to seek to register the Principal Mark in such Country but that there is no material impediment to the use of the Principal Mark therein, and (b) in a British Commonwealth Country or any other Country where required prior to the execution of an appropriate registered user agreement or similar type agreement in form satisfactory to Licensor and the filing thereof with the appropriate agency of the government of such Country. Also, the provisions of the preceding sentence are subject to the provisions of the last sentence of paragraph 20.2 below as well as the provisions of paragraphs 1.1(b), 1.6 and 4.7(a) above. In addition, ifLicensee requests Licensor to file applications to register either the Jeans Mark or the Principal Mark (if the Jeans Mark is not registrable) with respect to Products in any Country, Licensor shall do so as promptly as reasonably practicable (subject to pre-existing impediments), at Licensee's sole expense, in the appropriate class or classes as may be requested by Licensee.
                 13.5 Licensee shall use the Jeans Mark in each Country strictly in compliance with prevailing legal requirements and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Articles and on all materials on or in connection with which the Jeans Mark is used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto, all in accord with the governing trademark law of the various Countries and any subdivision thereof.
                 13.6 Licensee shall not challenge or permit Guarantor or any of their respective Affiliates to challenge Gabrielle's ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Gabrielle or Licensor therein. Any such a challenge shall be deemed a material and uncurable default hereunder. The provisions of this paragraph 13.6 and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.
                 13.7 If Licensee or Licensor learns of any infringement, imitation or counterfeiting of the Licensed Mark or Articles or of any use by any person of a trademark similar to the Licensed Mark, it shall promptly notify the other thereof in writing. Upon receipt of such notice from Licensee or otherwise when any such situation comes to the attention of Gabrielle or Licensor, Gabrielle and Licensor shall take such action as they in their sole and absolute discretion deem advisable for the protection of their respective rights in and to the Licensed Mark and Articles and, if requested to do so by Gabrielle or Licensor in writing, Licensee shall cooperate with and follow the directions of Gabrielle and Licensor in all respects in connection therewith, including, without limitation, by being a plaintiff or co-plaintiff in any one or more lawsuits in connection therewith and by causing its officers to execute pleadings and other related documents. Any action of the type contemplated by this paragraph 13.7 shall be controlled in all respects by Gabrielle and Licensor. In no event, however, shall Gabrielle or Licensor be required to take any action if it deems it inadvisable to do so and Licensee shall have no right to take any action with respectto the Licensed Mark without Licensor's prior written approval. All costs, fees and expenses (including, without limitation, investigatory expenses and legal expenses such as attorneys' fees, court costs and filing fees) incurred by Gabrielle, Licensor, DKCo or Licensee or any of their respective Affiliates in connection with any action involving Products or Articles of the type contemplated by this paragraph 13.7 taken by Gabrielle, Licensor, DKCO or any of their respective Affiliates or taken by Licensee at the direction of Licensor, net of any contribution toward such costs, fees and expenses which may have been received by Licensor from other non- Affiliated licensees of the Licensed Mark in the subject Country, shall be borne, as between Licensor and Licensee, one-half (1/2) by Licensor and one-half (1/2) by Licensee. Any damages recovered or sums obtained in settlement in or with respect to any such action first shall be applied to reimburse each of Licensee and Licensor for expenses borne by it and the balance, if any, shall be shared by Licensor and Licensee equally.
         14.     Copyright
                 14.1 Any copyright which may be created in any Articles or any items or materials used in connection with manufacture, distribution, sale, advertising, marketing, promotion, publicizing or other exploitation thereof, including, without limitation, photographs, designed or approved for use hereunder by Licensor shall be the property of Licensor and/or its Affiliates. Licensee shall cooperate with Licensor, at Licensor's expense, in connection with the filing and prosecution of applications in the name of the owner thereof to record any claims to any such copyrights in Articles or in any such other items or materials. Also, Licensee shall not, and shall not permit Guarantor or any of their respective Affiliates to, do any act or thing which may adversely affect any such copyrights of the owner thereof, including, without limitation, filing any application in its name to record any claims to any such copyrights in Articles or in any such other items or materials, and shall do all things reasonably required by Licensor to preserve and protect said rights, including, without limitation, placing the copyright notice specified by the Universal Copyright Convention or otherwise on all Articles and all such other items and materials.

         15.     Confidentiality and Non-Competition
                 15.1 Licensee acknowledges that all information relating to the business and operations of Licensor, DKCo, Gabrielle and their respective Affiliates which it acquires, learns or has learned during or prior to the term of this Agreement, including, without limitation, all financialinformation which relates to the business of Licensor or any of its Affiliates, and all Concepts, Designs, Specifications, creative concepts and marketing, advertising and promotional concepts and plans which Licensor provides to it or which Licensor approves for use in connection with Articles or the Business are their valuable property. Licensee acknowledges the need to preserve the confidentiality and secrecy of such information, Concepts, Designs, Specifications, creative concepts and marketing, advertising and promotional concepts and plans and agrees that, during the term of this Agreement and after the termination hereof, it shall not use or disclose same or permit Guarantor or any of their respective Affiliates to use or disclose same, except to the extent expressly provided herein, and it shall take all necessary steps to ensure that use by it, by Guarantor or any of their respective Affiliates, by the Licensee Distributors or by its contractors and suppliers shall preserve such confidentiality and secrecy in all respects, which permitted use shall be solely in accordance with the requirements hereof and as necessary for, and in connection with, the manufacture, distribution, sale, advertising, marketing, promotion and other exploitation of Articles and, if approved in advance by Licensor in its reasonable discretion on a case-by-case basis, such other activities reasonably necessary for the operation or financing of the Business. Also, nothing herein shall be deemed to prevent Licensee from disclosing any such information, to the extent appropriate and on a confidential basis in accordance herewith, to its professional advisors and lenders and other sources of funds. Licensee hereby indemnifies Licensor, DKCo, Gabrielle and their respective Affiliates against any and all damage of any kind which may be suffered by them or any of them as a result of any breach by Licensee, any of the Licensee Distributors or any of Licensee's contractors or suppliers of the provisions of this paragraph 15.1. The provisions of this paragraph 15.1 and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement. The obligations of Licensee under this paragraph 15.1 also shall apply to the Licensee Distributors, and all
Distribution Agreements shall include a "Confidentiality" provision substantially in the form of this paragraph 15.1 running to the benefit of Licensor, DKCo, Gabrielle and their respective Affiliates.
                 15.2 Licensor acknowledges that all information relating to the business and operations of Licensee which it acquires, learns or has learned during or prior to the term of this Agreement, including, without limitation, all financial information which relates to the business of Licensee or any of its Affiliates, is valuable property of Licensee. Licensoracknowledges the need to preserve the confidentiality and secrecy of such information and agrees that, during the term of this Agreement and after the termination hereof, it shall not use or disclose same or permit any of its Affiliates to use or disclose same, except to the extent expressly provided herein, and it shall take all steps reasonably necessary to ensure that use by it or any of its Affiliates shall preserve such confidentiality and secrecy in all respects. The foregoing shall not be deemed to prevent Licensor from disclosing any such information, to the extent appropriate and on a confidential basis in accordance herewith, to its professional advisors and lenders and other sources of funds and, if approved in advance by Licensee in its reasonable discretion on a case-by-case basis, in connection with such activities as are reasonably necessary for the operation or financing of the business of Licensor and its Affiliates. Licensor hereby indemnifies Licensee against any and all damage of any kind which may be suffered by Licensee as a result of any breach by Licensor of the provisions of this paragraph 15.2. The provisions of this paragraph 15.2 and Licensor's obligations hereunder shall survive the expiration or termination of this Agreement.
                 15.3 The obligations under paragraphs 15.1 and 15.2 above shall not apply to any information obtained by either party from the other which: (a) is or becomes generally available to the public; (b) is required to be disclosed by order of a court or other competent governmental agency or by applicable law or as reasonably necessary in connection with a legal action, governmental proceeding or inquiry from the New York Stock Exchange (the "EXCHANGE"); or (c) is, at the time of its disclosure, in the rightfully possession of the party to which disclosure is made (except for Designs, Concepts and Specifications in the possession of Licensee and approved for use in connection with Articles).
                 15.4     (a)     It is acknowledged that this Agreement
contains substantial amounts of information which each of Licensor and Licensee agrees is proprietary trade secret information to them and subject to their respective aforesaid confidentiality and secrecy obligations. It also is acknowledged that Licensor is a subsidiary of a public company, Donna Karan International Inc. ("DKI"), and that Guarantor is a public company and, accordingly, each has certain disclosure obligations which it may determine require it to file this Agreement, or portions hereof, with the SEC. Before either DKI or Guarantor makes such a filing, it shall notify the other thereof at least ten (10) days prior to the date by which such filing would have to be made and it shall not file this Agreement with the SEC until it consults withthe other and their respective securities counsel as to what portions of this Agreement must be filed. Also, when a filing of this Agreement, or any portion hereof, is to be made, in connection therewith the party making the filing shall request and shall use its best efforts to obtain confidential treatment from the SEC for the portions of the Agreement which either deems to be proprietary trade secret information.

                          (b)     It also is acknowledged that each of DKI and
Guarantor have disclosure obligations, whether by reason of being a public company or by reason of being listed on the Exchange, which may require it to make other public disclosures of information (whether in the form of press releases or otherwise) arising out of or relating to this Agreement, the Business and/or the performance of the parties hereunder. If either DKI or Guarantor makes a determination that it must make or consider making such a disclosure, it shall notify the other thereof at least ten (10) days prior to the date by which such disclosure would have to be made or immediately after it becomes aware of such (potential) disclosure obligation if disclosure would be required to be made, as a matter of law, less than ten (10) days thereafter, and it shall not make the disclosure until it consults with the other and their respective securities counsel as to the necessity for such a disclosure and, if a disclosure is necessary, the required extent thereof. Also and notwithstanding the foregoing, both Guarantor and DKI may respond to inquiries from the Exchange for information arising out of or relating to this Agreement, the Business and/or the performance of the parties hereunder in the ordinary course.
                 15.5 Neither Licensee nor Licensor shall employ or attempt to employ or assist anyone else to employ, and neither Licensee nor Licensor shall not permit any of its Affiliates to employ or attempt to employ or assist anyone else to employ, any person who is employed by the other (or any of the other's Affiliates) at the time of such proposed employment or at any time during the two (2) year period prior thereto.
         16.     Indemnity; Insurance
                 16.1     (a)     Licensor hereby saves and holds Licensee and
its Affiliates as well as their respective officers, directors, shareholders (other than the shareholders of Guarantor and any other public Affiliate of Licensee), employees and agents, and the successors and assigns of each of them (the "LICENSEE INDEMNIFIED PARTIES"), harmless of and from and indemnifies each of the Licensee Indemnified Parties against any and all losses, liability, damages and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and expenses) which they, or any ofthem, may incur or be obligated to pay, or for which they, or any of them, may become liable or be compelled to pay in any action, claim or proceeding against them, or any of them (a "CLAIM"), for or by reason of the fact that (i) the advertising or other use of the Jeans Mark in accordance with the terms and conditions of this Agreement infringes upon the trademark, trade name or other intellectual property or other rights of a third party, or (ii) any advertising of the Jeans Mark which was objected to in advance and in writing by Licensee is libelous of any person.
                          (b)     Licensee must give Licensor prompt written
notice of any such Claim and Licensor, in its sole and absolute discretion, then may take such action as it deems advisable, at Licensor's sole expense to defend such Claim on behalf of the Licensee Indemnified Party. If appropriate action is not taken by Licensor within thirty (30) days after its receipt of notice from Licensee, the Licensee Indemnified Party shall have the right to defend such Claim and Licensor shall be bound by any determination made with respect thereto by the Licensee Indemnified Party, but no settlement thereof may be made without the approval of Licensor, which approval shall not be withheld unreasonably. Notwithstanding anything to the contrary herein, the Licensee Indemnified Party shall have the right to employ separate counsel at the Licensee Indemnified Party's own expense and to control its own defense of any such Claim if the named parties to the Claim include the Licensee Indemnified Party and, in the opinion of counsel to the Licensee Indemnified Party addressed to the Licensor, representation of both parties would be inappropriate due to conflicts of interest between the parties. If Licensor assumes the defense of a Claim, no compromise or settlement (other than one involving the payment of money only) may be affected without the Licensee Indemnified Party's consent, which shall not be unreasonably withheld, except that the Licensee Indemnified Party's consent shall not be required if the Claim involves issues which may, in Licensor's opinion, affect the enforceability or validity of the Licensed Mark. In either case, the Licensee Indemnified Party and Licensor shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Such indemnification shall be deemed to apply solely to (i) the amount of the judgment, if any, against the Licensee Indemnified Party, (ii) any sums paid by the Licensee Indemnified Party in settlement, and (iii) the expenses incurred by the Licensee Indemnified Party in connection with its defense. Such indemnification by Licensor shall not apply to any losses or damages sustained by the Licensee IndemnifiedParty by reason of such infringement other than those specified in paragraphs (i)-(iii) above.

                          (c)     The provisions of this paragraph 16.1 and
Licensor's obligations hereunder shall survive the expiration or termination of this Agreement.
                 16.2 Licensee hereby saves and holds Licensor, Gabrielle and Ms. Karan, individually, and their respective Affiliates, including DKCo, as well as their respective partners, officers, directors, shareholders (other than the shareholders of DKI and any other public Affiliate of Licensor), employees and agents, and the successors and assigns of each of them (the "LICENSOR INDEMNIFIED PARTIES"), harmless of and from and indemnifies each of the Licensor Indemnified Parties against any and all losses, liability, damages and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and expenses) which they, or any of them, may incur or be obligated to pay, or for which they, or any of them, may become liable or be compelled to pay in any action, claim or proceeding against them, or any of them (also, a "CLAIM"), (a) brought by or on behalf of any Licensee Distributor or any other of Licensee's customers or by any of Licensee's contractors or employees arising out of or relating to their respective relationships with Licensee or the termination thereof or otherwise, or (b) for or by reason of any acts, whether of omission or commission, by Licensee or any Licensee Distributor or any of their respective Affiliates, servants, agents or employees in connection with or related in any way to this Agreement, the Occupancy Agreement or any Distribution Agreement. The provisions of this paragraph 16.2 and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.
                 16.3 To the extent that, in connection with any Claim for which indemnification is sought under paragraph 16.1 or 16.2 above, the indemnitor (i.e., Licensor or Licensee) and the indemnitee(s) (i.e., the Licensee Indemnified Parties or the Licensor Indemnified Parties) are in a position of joint defense, the indemnitor and the indemnitee(s) shall conduct the defense of such action in such a manner that shall preserve the attorney-client, work product, joint defense or other applicable privilege.
The provisions of this paragraph 16.3 and Licensee's and Licensor's obligations hereunder shall survive the expiration or termination of this Agreement.
                 16.4 Licensee shall, at its own expense, procure and maintain in full force and effect at all times during which Articles are being sold, with a responsible insurance carrier acceptable to Licensor with the highest rating established by Best's Rating Guide, a public liability insurance policy including comprehensive liability coveragewith respect to the Showroom premises, products liability coverage with respect to Articles, as well as contractual liability coverage with respect to this Agreement, with a limit of liability of not less than Ten Million Dollars ($10,000,000). Such insurance policy shall be written for the benefit of Licensee, Licensor and the various Licensee and Licensor Indemnified Parties, shall be designated expressly as primary insurance and shall provide for at least thirty (30) days prior written notice to Licensee and Licensor of the cancellation or substantial modification thereof. If such insurance policy is to be so canceled, it shall be replaced by a substantially equivalent policy prior to the cancellation thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles. Licensee shall deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and, from time to time upon reasonable written request by Licensor, promptly shall furnish to Licensor evidence of the maintenance of said insurance policy. Licensee shall use its best efforts to cause the insurance carrier issuing the foregoing insurance policy to agree, and to provide for same in such insurance policy, that, if it takes title to any Articles produced hereunder pursuant to the terms of any such policy, it only may sell such Articles in a manner consistent with the manner in which Licensee may sell Articles, and only may sell such Articles to customers to which Licensee may sell Articles, pursuant to the terms of this Agreement. Nothing contained in this paragraph 16.4 shall be deemed to limit, circumscribe or affect in any way the indemnification provisions of paragraph 16.2 above.
         17.     Defaults
                 17.1 (a) If Licensee fails to make any payment when due hereunder in full, (i) Licensee shall pay interest on any unpaid balance of such unpaid sum from and including the date such payment becomes due until the date of payment in full at a rate equal to the prime rate prevailing in New York, New York at Citibank, N.A. during the period of delinquency plus three (3) percentage points (except as provided in paragraph 12.2 above) or the maximum rate of interest which can legally be paid by corporations, if lower, and (ii) if such default continues uncured for a period of ten (10) days after written notice thereof to Licensee, Licensor shall have the right to terminate this Agreement forthwith by written notice thereof to Licensee. In addition, Licensee shall be responsible for and shall reimburse Licensor for any and all costs incurred by Licensor in seeking to collect any sums due to Licensor hereunder, including, without limitation,attorneys' fees and expenses and collection agency fees and expenses.
                          (b)  Licensor shall have the right to terminate this
Agreement forthwith, by written notice thereof to Licensee, if
                                  (i) Licensee discontinues the manufacture and
distribution of Articles in reasonable commercial quantities in a material portion of the Territory for a period of ninety (90) or more days (subject to the provisions of paragraph 25.1 below),
                                  (ii) Licensee fails to satisfy the Minimum
Advertising Obligation for any Annual Period, subject to the provisions of paragraph 17.1(d) below, or for any two (2) consecutive Annual Periods,
                                  (iii) after the second Annual Period,
                                        (A)     Net Sales during any two (2)
consecutive Annual Periods are less than the amount necessary to generate the Guaranteed Minimum Royalty for each such Annual Period ("MINIMUM ROYALTY SALES") but at least eighty percent (80%) of the Minimum Royalty Sales for each such Annual Period, subject to the provisions of paragraph 17.1(e) below, or
                                        (B) Net Sales during any Annual Period
are less than eighty percent (80%) of the Minimum Royalty Sales for such Annual Period, subject to the provisions of paragraph 17.1(e) below, or
                                        (C) Net Sales during any Annual Period
are less than seventy-five percent (75%) of the Net Sales during the immediately preceding Annual Period and less than ninety percent (90%) of the Minimum Royalty Sales for such Annual Period, subject to the provisions of paragraph 17.1(e) below, or
                                        (D) Net Sales during any three (3)
Annual Periods during any period of five (5) consecutive Annual Periods are less than the Projected Net Sales for each such Annual Period,
                                  (iv) Licensee defaults on any obligation
which is secured by a security interest in any Articles and the secured party enforces its rights against such Articles or Licensee defaults on any obligation in the amount of Five Million Dollars ($5,000,000) or more which is secured by a security interest in any Articles and the secured party accelerates the obligation, provided that, if Licensee is disputing such acceleration in good faith and the entire amount of such debt is provided for in the form of a bond, letter of credit or other reasonably acceptable third party guarantee, Licensor may not terminate this Agreement until such time as Licensee is no longer disputing such accelerationor such bond, letter of credit or other third party guarantee is no longer in full force or effect,
                                  (v) Licensee violates the provisions of
paragraph 1.8(a), 7.1 or 15.1 above or 23.1 below, the Occupancy Agreement is terminated by reason of a default by Licensee thereunder,
                                  (vi) any of the events described in paragraph
17.2(a) below occurs with respect to Guarantor or Guarantor defaults in performance under the "Guaranty" (as defined in paragraph 26.7 below),
                                  (vii) Guarantor is acquired by, merged into,
consolidated with or a controlling equity position is issued or transferred to, any entity or individual which is (or any Affiliate of which is) a major competitor of the "DKNY" brand or a major retail customer of Licensee or Licensor and/or its Affiliates, or
                                  (viii) Guarantor or any of its Affiliates
enters into a license agreement, strategic alliance, joint venture or other business arrangement covering Products to be sold by Guarantor or any of its Affiliates under the name or mark of any living fashion designer (other than Ms. Karan, Calvin Klein or Bill Blass) prior to the beginning of the fifth
(5th) Annual Period or any American fashion designer (other than Ms. Karan, Calvin Klein or Bill Blass) prior to the end of the tenth (10th) Annual Period.
                          (c)  If Licensee otherwise fails or Licensor fails to
perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed, or if Licensee fails to perform any of the material terms, conditions, agreements or covenants in the CSD Agreement on its part to be performed, and (i) such default is not curable, (ii) such default is curable but continues uncured for a period of at least fifteen (15) days after notice thereof has been given to the defaulting party in writing by the other party, or (iii) such default is curable, but not within said fifteen
(15) days, and all reasonable steps necessary to cure such default have not been taken by the defaulting party within said fifteen (15) day period or the defaulting party is not diligently taking all steps necessary to cure said default as promptly as practicable or, in any event, said default continues uncured for at least ninety (90) days after the original notice to the defaulting party, then the other party, at its sole election, may terminate this Agreement forthwith by written notice thereof to the defaulting party or, with respect to a default by Licensee under the CSD Agreement, Licensor, at its sole election, may terminate this Agreement forthwith by written notice thereof to Licensee.

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


                         (d)     Before electing to terminate this
Agreement under paragraph
17.1(b)(ii) above by reason of a failure of Licensee to satisfy the Minimum Advertising Obligation for an Annual Period (but not by reason of a failure of Licensee to satisfy the Minimum Advertising Obligation for two (2) consecutive Annual Periods), Licensor shall notify Licensee of its intention to make such election in writing, which notice shall contain a proposal from Licensor to increase the Minimum Advertising Obligation for the Annual Period following such Annual Period by an amount necessary, in the judgment of Licensor, to compensate for the loss of prominence to the advertising position of Articles due to such shortfall in advertising expenditures during such Annual Period, but in no event less than the amount of such a shortfall. If Licensee is willing to accept the amount of the increase in the Minimum Advertising Obligation for such following Annual Period proposed in Licensor's said notice, it shall notify Licensor thereof in writing within ten (10) days after its receipt of Licensor's said notice and Licensor shall not terminate this Agreement by reason of such failure of Licensee to satisfy the Minimum Advertising Obligation for such Annual Period. If Licensee is not willing to accept such proposed increase or fails to respond to Licensor's said notice within ten (10) days after its receipt thereof, Licensor then may, in its sole and absolute discretion, terminate this Agreement. However, the provisions of this paragraph 17.1(d) shall not apply, and Licensor may, in its sole and absolute discretion, terminate this Agreement without restriction, if Licensee fails to satisfy the Minimum Advertising Obligation for any Annual Period by twenty percent (20%) or more or if Licensee fails to satisfy the Minimum Advertising Obligation, as increased in accordance with the provisions of this paragraph 17.1(d), for the Annual Period following an Annual Period during which Licensee failed to satisfy the Minimum Advertising Obligation.
                          (e)     (i)      Before electing to terminate this
Agreement under paragraph 17.1(b)(iii)(A), (B) or (C) above by reason of Net Sales during any two (2) consecutive Annual Periods having been less than the Minimum Royalty Sales but at least eighty percent (80%) of the Minimum Royalty Sales for each such Annual Period, by reason of Net Sales during any Annual Period being less than eighty percent (80%) of the Minimum Royalty Sales for such Annual Period or by reason of Net Sales during any Annual Period being less than seventy-five percent (75%) of the Net Sales during the immediately preceding Annual Period and less than ninety percent (90%) of the Minimum Royalty Sales for such Annual Period, Licensor shall notify Licensee of its intention to make such election in writing. If Licensee does not desire that this Agreementthen be terminated, it shall notify Licensor thereof in writing within thirty (30) days after its receipt of Licensor's said notice, which notice from Licensee (the "NOTICE") shall be accompanied by a business and marketing plan (the "RECOVERY PLAN") covering the then current and the following two (2) Annual Periods, including the types of data required in an Annual Marketing Plan (including, without limitation, projected sales for each Annual Period covered by the Recovery Plan, which projected sales, with respect to any Country the general apparel industry conditions of which did not contribute to Licensee's failure to achieve the requisite levels of Net Sales, shall not be less than projected Net Sales for each such Annual Period for such Country as set forth on any Five Year Plan or Annual Marketing Plan covering any such Annual Period previously delivered to Licensor) and demonstrating that, and how, Licensee's Net Sales during the final Annual Period covered by the Recovery Plan will reach Projected Net Sales, as set forth on Schedule C. (For example, if Licensee fails to achieve the requisite level of Net Sales during the fourth (4th) Annual Period (or third (3rd) and fourth (4th) Annual Periods in the case of a paragraph 17.1(b)(iii)(A) failure), the Recovery Plan shall cover the fifth (5th) through seventh (7th) Annual Periods and, inter alia, shall project Net Sales during the seventh (7th) Annual Period of at least $265,734,000.) The Recovery Plan shall be subject to Licensor's prior approval, which approval shall not be unreasonably withheld. Also, the Notice shall be accompanied by a payment to Licensor in an amount equal to fourteen percent (14%) of the difference between the Projected Net Sales, as set forth on Schedule C, for the Annual Period during which Licensee fails to achieve the requisite level of Net Sales and the actual Net Sales during such Annual Period. However, Licensee's right to avoid a termination under paragraph 17.1(b)(iii)(A), (B) or (C) above under the provisions of this paragraph 17.1(e) shall not apply, and Licensor may, in its sole and absolute discretion, terminate this Agreement without restriction, if, in the Notice, Licensee does not provide Licensor with reasonable evidence that its failure to achieve the requisite levels of Net Sales was the result of general apparel industry conditions throughout the United States, Europe or Asia which materially and adversely affected both Licensee and its competitors in the Market Segment and was not due to any lack or failure of performance under or breach of this Agreement by Licensee.
                                  (ii)     Notwithstanding anything to the
contrary herein, if this Agreement is not terminated by reason of a default by Licensee under paragraph 17.1(b)(iii)(A), (B)or (C) above because Licensee satisfies the conditions set forth in paragraph 17.1(e)(i) above, the Guaranteed Minimum Royalty and the Minimum Advertising Obligation for each Annual Period covered by a Recovery Plan shall not be reduced, i.e., the Guaranteed Minimum Royalty shall be as set forth in Schedule C and the Minimum Advertising Obligation for each such Annual Period shall be equal to three
percent (3%) of Projected Net Sales as set forth on Schedule C.   Also,
Licensor shall have the right to terminate this Agreement forthwith, by written notice thereof to Licensee, if Net Sales during any of the Annual Periods covered by a Recovery Plan are less than the Net Sales projected for such Annual Period in the Recovery Plan. However, if Net Sales during each of the first two (2) Annual Periods covered by a Recovery Plan are greater than the Net Sales projected for such Annual Period in the Recovery Plan, Licensee shall be deemed to have achieved the requisite levels of Net Sales for such Annual Periods for purposes of paragraphs 17.1(b)(iii)(A)-(D) above.

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

                          (f)     Any termination pursuant to paragraph
17.1(b)(ii) or (iii) above shall be effective as of the end of the regular selling season of the seasonal collection of Articles then in process and next to be shipped on the date the notice of termination is given, which seasonal collection shall be the last seasonal collection of Articles sold hereunder in such event (even if subsequent seasonal collections then also are in process), unless this Agreement otherwise sooner is terminated in accordance herewith, whether by reason of any prior or subsequent other breach which is not been cured timely in accordance herewith or otherwise.
                 17.2 (a) If Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not dismissed within sixty (60) days or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, this Agreement shall terminate automatically and forthwith.

                                     - 15 -

                          (b)  If this Agreement terminates pursuant to
paragraph 17.2(a) above, then no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee's assets or business shall have any right to continue this Agreement or to exploit or in any way use the Jeans Mark.
                          (c)  Notwithstanding the provisions of paragraph
17.1(b)(vi) or 17.2(b) above, if, pursuant to the BankruptcyCode or any amendment, supplement or successor thereto (the "CODE"), a trustee in bankruptcy of Licensee or Guarantor or Licensee or Guarantor, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party in compliance with the requirements of the Code, the trustee, Licensee or Guarantor, as the case may be, shall notify Licensor of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute the grant to Licensor of an option to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. Said option may be exercised only by written notice given by Licensor to the trustee, Licensee or Guarantor, as the case may be, by the later of the thirtieth (30th) day after Licensor's receipt of the aforesaid notice from such party or the third (3rd) business day after the next scheduled meeting of the Board of Directors of DKI, unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to exercise its said option within the aforestated exercise period, the trustee, Licensee or Guarantor, as the case may be, may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein. Nothing herein shall be deemed to preclude or impair any rights which Licensor may have as a creditor in any such bankruptcy proceeding.
                 17.3 Notwithstanding anything to the contrary herein, each of Holdings, Operating and Sourcing shall be jointly and severally liable in the event of a default in performance of any of the obligations of Licensee hereunder or under the Occupancy Agreement or the CSD Agreement and each of them shall be jointly and severally liable and responsible to Licensor by reason thereof. Further, in the event of any act or omission of any of Holdings, Operating or Sourcing constituting a breach of or default under this Agreement or which otherwise would give rise to a right of termination by Licensor if such act or omission were by "Licensee" hereunder, then, at the election of Licensor in accordance with the provisions hereof, Licensor may terminate this Agreement as to all of Holdings, Operating and Sourcing, jointly and severally.
         18.     Rights on Expiration or Termination
                 18.1 Upon the expiration or termination of this Agreement, Licensee promptly shall deliver to Licensor a complete and accurate schedule, by Product Category, ofLicensee's inventory of Articles, related work-in-process, fabrics, trim and other materials then on hand, in the possession of third party contractors and in transit ("INVENTORY") and, to the extent available, a complete and accurate schedule, by Country and by Product Category, of each Licensee Distributor's inventory of Articles ("LD INVENTORY"). Each such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee's cost of each such item, including, without limitation, the purchase price of fabric and other materials not yet delivered to Licensee, and, to the extent available, each Licensee Distributor's landed cost purchase price of each item of its LD Inventory. (For purposes hereof, Licensee's cost with respect to Articles (including Articles which were shown as work-in-process on the Inventory schedule and are completed as provided below) shall be equal to its cost therefor as shown in its financial records, calculated in the way it then calculates cost of inventory in accordance with generally accepted accounting principles for financial reporting purposes.) Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete Inventory schedule and LD Inventory schedules in written form, to purchase any or all of the Inventory for an amount equal to one hundred percent (100%) of the cost of the current and future seasons' Inventory in first quality condition plus fifty percent (50%) of the cost of all other Inventory in first quality condition plus twenty-five percent (25%) of the cost of all Inventory not in first quality condition and any or all of the LD Inventory for an amount equal to sixty percent (60%) of the cost of the current season's LD Inventory in first quality condition plus thirty percent (30%) of the cost of all other LD Inventory in first quality condition plus fifteen percent (15%) of the cost of all LD Inventory not in first quality condition. In the event such purchase option is exercised by Licensor (whether in whole or in part), Licensee and the Licensee Distributors shall deliver to Licensor or its designee all of the Inventory and LD Inventory referred to therein within ten (10) days after Licensor's said notice of exercise of its option. Notwithstanding the foregoing, in the event such purchase option is exercised by Licensor (whether in whole or in part) with respect to Inventory which is work-in- process, production shall be completed in the ordinary course and Licensee shall pay for such finished "work-in-process" Articles and promptly after the completion of production, arrange for the shipment of thereof to the location specified by Licensor. Licensor shall pay Licensee and the respective Licensee Distributors for such Inventoryand LD Inventory within thirty (30) days after its receipt thereof. The obligations of the Licensee Distributors and the rights of Licensor with respect to the LD Inventory under this paragraph 18.1 specifically shall be set forth in all Distribution Agreements.
                 18.2 If this Agreement expires or is terminated other than pursuant to paragraph 17.2(a) above and other than by Licensor pursuant to paragraph 17.1 above, Licensee and the Licensee Distributors, and any of their respective Affiliates to which either of them may sell or otherwise transfer any Inventory or LD Inventory, shall be entitled, for an additional period of one hundred twenty (120) days only (the "SELL-OFF PERIOD"), on a completely non-exclusive basis, to sell the Inventory and LD Inventory in the ordinary course. However, during the Sell-Off Period, Licensee and its said Affiliates shall not sell, in the aggregate, Inventory in an invoiced amount of more than fifteen percent (15%) of projected Net Sales for the final two (2) collections of the various Product Categories of Articles sold prior to expiration or termination as shown on the Annual Marketing Plan(s) for the Annual Period(s) during which such final two (2) collections are sold. If Licensor initially does not exercise its option to purchase any or all of the Inventory or LD Inventory under paragraph 18.1 above, Licensee and the Licensee Distributors thereafter may sell the Inventory and LD Inventory as aforesaid, except that Licensor shall, in such event, have a right of first refusal with respect to any such sale at a price, with respect to Inventory, equal to the lower of one hundred percent (100%) of the cost of the Inventory proposed to be sold and the price to be paid to Licensee by the proposed purchaser therefor and at a price, with respect to LD Inventory, equal to the lower of sixty percent (60%) of the cost of the LD Inventory proposed to be sold and the price to be paid to the Licensee Distributor by the proposed purchaser therefor, which right shall be exercisable only by notice in writing delivered to Licensee within fifteen (15) business days after Licensor receives written notice from Licensee setting forth the cost of the Inventory or LD Inventory covered by the proposed sale and all of the pertinent details thereof, including, without limitation, the name of the proposed purchaser and the proposed purchase price. All sales pursuant to this paragraph 18.2 shall be made subject to all of the provisions of this Agreement, including, without limitation, the provisions of paragraphs 1.1(b), 1.6 and 4.7(a) above and 20.2 below, and to an accounting for and the payment of Sales Royalty and International Administrative Fee thereon, provided, however, that, since Licensee shall not have the right to advertise orpromote the sale of Articles during the Sell-Off Period, it shall have no obligation to do so. Such accounting and payment shall be due within thirty
(30) days after the close of the Sell-Off Period. Payments of Guaranteed Minimum Royalty, if any, made for the Annual Period during which the Sell-Off Period commences which theretofore had not been credited against Sales Royalty and International Administrative Fee payable by reason of the sale of Articles prior to the Sell-Off Period shall be credited against the Sales Royalty and International Administrative Fee payable by reason of the sale of Articles during the portion of the Sell-Off Period which falls during such Annual Period. Also, if Licensor notifies Licensee of its desire to purchase any of the Inventory or LD Inventory pursuant to paragraph 18.1 above, such notice shall apply only to that portion of such Inventory or LD Inventory remaining on the date said notice is received by Licensee which is not subject to outstanding confirmed purchase orders. The rights and obligations of the Licensee Distributors and the rights of Licensor with respect to the LD Inventory under this paragraph 18.2 specifically shall be set forth in all Distribution Agreements.

                 18.3     (a)     Except as specifically provided in paragraph
18.2 above, on the expiration or termination of this Agreement, Licensee shall cease the manufacture, distribution and sale and advertising, marketing, promotion and other exploitation of Articles, shall discontinue forthwith all use of the Jeans Mark, shall no longer have the right to use the Jeans Mark or any variation or simulation thereof and shall promptly transfer to Licensor, free of charge, all registrations, filings and rights with regard to the Licensed Mark in which it may have an interest, and all of the rights of Licensee in regard to the license granted to it hereunder shall thereupon terminate forthwith and shall revert automatically to Licensor. (The foregoing is not intended to prevent Licensee from exercising, after the expiration or sooner termination of this Agreement, its rights hereunder as against Licensor arising out of any acts, whether of omission or commission, of Licensor in violation of its obligations hereunder.) Also, on the expiration or termination of this Agreement for any reason, Licensee shall pay to Licensor all Sales Royalty and International Administrative Fee then owed and thereafter becoming due to it pursuant to Section 9 above and all Guaranteed Minimum Royalty due and payable and unpaid as of the date of termination. In addition, in the event of any termination in accordance with Section 17 above or otherwise by reason of any default by Licensee hereunder, Licensee shall pay to Licensor an amount equal to the unpaid balance, if any, of the Bonus. Also, in the event oftermination in accordance with Section 17 above or otherwise by reason of a willful default by Licensee hereunder, Licensee shall pay to Licensor an amount equal to (i) the Guaranteed Minimum Royalty remaining unpaid for the balance of the then current Annual Period plus the Guaranteed Minimum Royalty which would have been payable for each of the next two (2) Annual Periods, plus (ii) the Minimum Advertising Obligation which Licensee would have had for each of the next two (2) Annual Periods plus the portion of the Minimum Advertising Obligation for the then current Annual Period which had not been expended (the "ADVERTISING BALANCE"). Alternatively, if this Agreement terminates under paragraph 17.2(a) above or is terminated by Licensor under paragraph 17.1(b)(iii) or 17.1(b)(vi) above by reason of a default occurring prior to or as of the end of the third Annual Period, while Licensee still shall be required to pay to Licensor an amount equal to the unpaid balance, if any, of the Bonus, the sums which otherwise would payable under paragraphs (i) and (ii) above shall not be payable. Also, if this Agreement terminates under paragraph 17.2(a) above or is terminated by Licensor under paragraph 17.1(b)(iii) or 17.1(b)(vi) above by reason of a default occurring after the end of the third Annual Period or if this Agreement otherwise is terminated by Licensor by reason of a default occurring at any time during the term of this Agreement which Licensee did not commit willfully ("NON-WILLFUL DEFAULT"), while Licensee still shall be required to pay to Licensor an amount equal to the unpaid balance, if any, of the Bonus, Licensee shall pay to Licensor an amount equal to (I) the Guaranteed Minimum Royalty remaining unpaid for the balance of the then current Annual Period plus the Guaranteed Minimum Royalty which would have been payable for the next Annual Period plus (II) the Minimum Advertising Obligation which Licensee would have had for the next Annual Period plus the portion of the Minimum Advertising Obligation for the then current Annual Period which had not been expended (also, the "ADVERTISING BALANCE") instead of the sums which otherwise would payable under paragraphs (i) and (ii) above. Notwithstanding anything to the contrary herein, if this Agreement is terminated by Licensor other than under paragraph 17.1(b)(iii) or 17.1(b)(vi) above, Licensor shall state in its notice of termination if it considers that the termination is by reason of a Non-Willful Default. If no such statement is included in the notice of termination and Licensee believes that the default giving rise to the termination was a Non-Willful Default, it shall notify Licensor thereof within ten (10) days after its receipt of the said notice of termination and thereupon may commence an arbitration in accordanceherewith for the sole purpose of resolving the dispute as to whether the default giving rise to the termination was or was not a Non-Willful Default, but only if, together with its said notice to Licensor, it pays to Licensor all sums which would be owing to Licensor under this paragraph 18.3(a) if the termination were by reason of a Non-Willful Default, including both the sums which would be owing under paragraphs (I) and (II) above and the unpaid balance, if any, of the Bonus. If Licensee fails to deliver said notice timely or fails to pay to Licensor all such sums which would be owing as aforesaid or if, after timely delivery of said notice and the payment of all such sums, Licensee fails to commence an arbitration to resolve the dispute as to whether the default giving rise to the termination was or was not a Non-Willful Default within thirty (30) days after the delivery of said notice and the payment of all such sums, Licensee shall be deemed to have agreed that the termination was not by reason of a Non-Willful Default and Licensee thereupon may exercise its rights hereunder to collect the sums owing (or remaining owing) to it under this paragraph 18.3(a). As stated above, the unpaid balance, if any, of the Bonus shall be owing and payable to Licensor under all circumstances, even if this Agreement terminates under paragraph 17.2(a) above or is terminated by Licensor under paragraph 17.1(b)(iii) or 17.1(b)(vi) above or otherwise is terminated by Licensor by reason of a Non-Willful Default.

                          (b)     On the expiration or termination of this
Agreement or on the expiration of the Sell-Off Period, if and to the extent applicable, Licensee and each of the Licensee Distributors shall deliver to Licensor, free of charge, all materials in their respective possession used in connection with the manufacture, distribution, sale, advertising, marketing, promotion, publicizing and/or other exploitation of Articles, including, without limitation, all samples of Articles, all technical manufacturing specifications for Articles, all pattern disks, computer disks with patterns, markers and all other materials in its possession with the Licensed Mark, the name "Donna Karan" or any variation or abbreviation thereof thereon (but not Articles, the disposition of which shall be in accordance with the provisions of paragraphs 18.1 and 18.2 above), and all Distribution Agreements specifically shall so provide. Except to the extent necessary for the exercise of its rights, if any, under paragraph 18.2 above, after the expiration or termination of this Agreement, Licensee shall not use, provide to others or permit others to use any such materials or any variations or simulations thereof in connection with Products or any other products nor shall Licensee hold itself out orotherwise suggest that it is in any way associated with Licensor, Gabrielle, Ms. Karan, DKCo or any of their respective Affiliates and, in its business activities, shall not promote or otherwise indicate its prior association with them, or any of them, in connection herewith or otherwise.
                          (c)     The provisions of this paragraph 18.3 shall
survive the expiration or termination of this Agreement.
                 18.4     (a)     Notwithstanding the expiration or any
termination hereof, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark or any violation by Licensee of its confidentiality obligations under paragraph 15.1 above or any violation by Licensee of its obligations set forth in paragraph 18.3 above (any of which injunctive relief may be sought in the courts, notwithstanding the arbitration provisions of this Agreement, and, as applicable, also may be sought prior to or in lieu of termination; and, in seeking any such injunctive relief, Licensor shall not be obligated to secure a bond or other security), to collect royalties and any other sums payable by Licensee pursuant to this Agreement, including, without limitation, Guaranteed Minimum Royalty, Sales Royalty, International Administrative Fee, the unpaid balance of the Bonus and the Advertising Balance, and to be compensated for damages for breach of this Agreement (whether or not it had notified Licensee of any such breach during the term of this Agreement). In addition, nothing herein shall be deemed to prevent Licensor from commencing an arbitration to recover damages prior to or in lieu of termination if a default in performance by Licensee occurs, provided that, if the default is curable, it is not cured timely in accordance with the provisions of Section 17 above.
                          (b)     Notwithstanding the expiration or any
termination hereof, Licensee shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin any violation by Licensor of its confidentiality obligations under paragraph 15.2 above (which injunctive relief may be sought in the courts, notwithstanding the arbitration provisions of this Agreement and also may be sought prior to or in lieu of termination; and, in seeking any such injunctive relief, Licensee shall not be obligated to secure a bond or other security) and to be compensated for damages for breach of this Agreement (whether or not it had notified Licensor of any such breach during the term of this Agreement).
In addition, nothing herein shall be deemed to prevent Licensee from commencing an arbitration to recover damages prior to or in lieu of termination if a default in performance by Licensor occurs, provided that, ifthe default is curable, it is not cured timely in accordance with the provisions of paragraph 17.1(c) above. However, if any claim is to be made or arbitration to be commenced by reason of a default in performance by Licensor hereunder, such claim shall be made or arbitration commenced only by Holdings, Operating and Sourcing jointly and any damages which may accrue by reason of a default in performance by Licensor hereunder shall be limited to the amount of damages which actually would have been suffered by Holdings, Operating and Sourcing on account thereof if they were one entity.
                 18.5 Upon the expiration or sooner termination of this Agreement, all benefits which may accrue by reason of the activities of Licensee under the Agreement shall be deemed transferred, automatically and without any action required by either party to this Agreement, to Licensor. Licensee shall not be entitled to any indemnification, reimbursement or compensation of any kind by reason of any investment of capital or other expenditure which Licensee may make in connection with this Agreement. In addition, Licensee shall be entitled to no such indemnification, reimbursement or compensation with respect to any goodwill which may be created by reason of any activities of any kind of Licensee under this Agreement or by reason of the introduction to Licensor of any new clientele for Articles by reason of such activities of Licensee hereunder. Licensee shall make no claim against Licensor with respect to any of the foregoing at any time, whether or not, upon

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

the expiration or sooner termination of the Agreement, Licensor or any of its Affiliates shall commence the manufacture, distribution and/or sale of Products bearing the Jeans Mark in any portion of the Territory, or Licensor shall engage a new licensee or licensees or distributor or distributors with respect to the manufacture, distribution and/or sale of Products bearing the Jeans Mark in any portion of the Territory. Nothing contained in this paragraph 18.5 is intended to prevent Licensee from exercising, after the expiration or sooner termination of this Agreement, its rights hereunder as against Licensor arising out of any acts, whether of omission or commission, of Licensor in violation of its obligations hereunder which survive the expiration or termination hereof.
         19.     Brokerage Indemnity
                 19.1 Each of Licensee and Licensor hereby indemnifies the other against and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities or enforcement or defense proceedings relating thereto) for any brokerage commissions or finders' fees in connection with this Agreement or thetransactions contemplated hereby insofar as such arrangements or agreements were made by it or on its behalf.
         20.     Representations and Warranties
                 20.1     (a)     Licensor represents and warrants that it has
full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, the execution and delivery of this Agreement and the performance of Licensor's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of DKI and the partners in Licensor and no other corporate proceedings on the part of Licensor are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Licensor and constitutes its valid and binding obligation, enforceable against it in accordance with its terms. Licensor further represents and warrants that, except for the Albert License and the DKCo License, it has granted no other existing license to use the Licensed Mark in connection with the manufacture and sale of any Products and that it shall grant no such other license during the term of this Agreement except in accordance with the provisions hereof.
                          (b)     Licensor further represents and warrants that
neither the execution and delivery of this Agreement nor the performance of the obligations of Licensor hereunder will (i) violate any provision of its partnership agreement (or other governing instrument), (ii) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which it is a party, (iii) violate in any material respect any statute or law or judgment, decree, order, regulation or rule of any court or governmental body applicable to it, or (iv) impair in any material respect the validity or enforceability of the Licensed Mark.
                 20.2     (a)     Licensee acknowledges that, except as
specifically set forth herein, Licensor has not made, nor is Licensor herewith or hereby making, any representation or warranty of any kind with respect to Licensor, Ms. Karan, DKCo, CSD, RDD, Gabrielle, the Licensed Mark, Articles or the prospects of the Business. Furthermore, Licensee specifically acknowledges that no representation or warranty of any kind has been made to it that either Gabrielle or Licensor (or Ms. Karan) is the owner of the Licensed Mark with respect to Products in any particular Country, although Licensor represents and warrants that (i) Gabrielle is the beneficial owner of the trademark registrations and applications for the registration of the Licensed Mark set forth in the schedule dated July 31, 1996 heretofore delivered by Licensor toLicensee (the "TRADEMARK SCHEDULE") (except to the extent that Ms. Karan or DKCo, as record owner, technically remains the beneficial owner thereof in any particular Country or Countries notwithstanding the worldwide assignment thereof, and all rights therein and thereto, to Gabrielle, pending the recordation of such assignment in such Country or Countries), (ii) the Principal License grants to Licensor the exclusive right to use and to license the use of the Licensed Mark throughout the Territory in connection with Products, (iii) no material claim (in any Country) currently is being asserted or threatened by any governmental body or third party and, to Licensor's knowledge, there exists no valid basis for any claim (A) that the use of the Licensed Mark violates the rights of a third party in any Country, (B) currently challenging the enforceability or validity of any registrations for the Licensed Mark or by a third party (as opposed to a governmental body) currently challenging the validity of any applications for the registration of the Licensed Mark, or (C) currently challenging the use of the Licensed Mark on the grounds that such use violates the legitimate rights of a third party, except as provided in the schedule of trademark matters heretofore delivered by Licensor to Licensee (the "SCHEDULE OF TRADEMARK MATTERS"), and (iv) none of Licensor, Gabrielle or any of their respective Affiliates or, to Licensor's knowledge, any of their respective licensees or distributors has entered into any consents, consent decrees, indemnifications, forebearances to sue or settlement agreements with any third party that would prevent Gabrielle from registering the Licensed Mark or licensing the use of the Licensed Mark to Licensor in accordance with the Principal License or Licensor from using or licensing the use of the Jeans Mark to Licensee in accordance herewith or materially impair Gabrielle's right to register the Licensed Mark or license the use of the Licensed Mark to Licensor in accordance with the Principal License or Licensor's right to use and license the use of the Jeans Mark to Licensee in accordance herewith. Licensor further represents and warrants that the trademark registrations and applications for the registration of the Licensed Mark for Products set forth on the Trademark Schedule are all of the trademark registrations and applications for registration of the Licensed Mark for Products extant on the date of the Trademark Schedule and that all such registrations are valid and enforceable and no such registration or application has lapsed, expired or been abandoned or canceled or is the subject of any pending or threatened opposition or cancellation proceeding before any trademark office or otherregistration authority in any Country, except as provided in the Schedule of Trademark Matters.
                          (b)     If Licensor, on advice of its outside
trademark counsel, determines that the use of the Licensed Mark in connection with Products in any Country or Countries violates or may violate the trademark or any other rights of any third party, upon receipt of notice thereof from Licensor, Licensee shall not sell Articles, nor shall it permit any Licensee Distributor to sell Articles, in or to customers located in such Country or Countries, and, with respect to the Licensee Distributors, all Distribution Agreements specifically shall so provide. Also, if Licensee is so prevented from selling Articles in any Country or Countries, same shall not be deemed a breach or default by Licensor hereunder and Licensor shall in no way be liable to Licensee (or to the Licensee Distributor) on account thereof. However, if Licensee is so prevented from selling Articles in a Country after a Country Plan for such Country has been approved and if projected sales for such Country as shown on the Annual Marketing Plan for the Annual Period during which it is determined that Articles cannot be sold in such Country are at least five percent (5%) of projected sales for the Territory for such Annual Period, Projected Net Sales and the Guaranteed Minimum Royalty for such Annual Period and for all Annual Periods thereafter until such time, as any, as Licensee no longer is so prevented from selling Articles in such Country shall be reduced by the percentage which such projected sales for such Country bears to such projected sales for the Territory.
                 20.3     (a)     Each of Licensee and Guarantor represents and
warrants that Licensee has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, Guarantor has full right, power and authority to enter into this Agreement and the Guaranty and to perform all of its obligations hereunder and thereunder, the execution and delivery of this Agreement and the Guaranty and the performance of Licensee's obligations hereunder and of Guarantor's obligations hereunder and under the Guaranty have been duly authorized by all necessary corporate action by the Boards of Directors of Guarantor and Licensee and no other corporate proceedings on the part of Licensor or Guarantor are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Licensee and Guarantor and constitutes their valid and binding obligation, enforceable against each of them in accordance with its terms, and the Guaranty has been duly executed by Guarantor and constitutes its valid and bindingobligation, enforceable against it in accordance with its terms.
                          (b)     Each of Licensee and Guarantor further
represents and warrants that neither the execution and delivery of this Agreement or the Guaranty nor the performance of the obligations of Licensor and Guarantor hereunder or of the obligations of Guarantor under the Guaranty will (i) violate any provision of its certificate of incorporation or by-laws (or other governing instrument), (ii) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which it is a party, or (iii) violate in any material respect any statute or law or judgment, decree, order, regulation or rule of any court or governmental body applicable to it.
         21.     Notices and Other Communications
                 21.1 All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party shall be in writing signed by a duly authorized officer of the other party or such other individual as may be designated in writing by the other party from time to time and shall be deemed to be duly given if personally delivered, if mailed (by certified or registered mail, return receipt requested) or if delivered by nationally-recognized overnight courier or mail service, such as Federal Express or Express Mail, which requires the addressee to acknowledge, in writing, the receipt thereof, to the party concerned at its address set forth on page 1 above (or at such other address as a party may specify by notice in writing to the other). All notices to Licensor shall be sent to Licensor c/o Ms. Murrey E. Nelson, Vice President of Licensing, and David L. Bressman, Esq., General Counsel, or their respective successors. All notices to Licensee shall be sent to Licensee c/o Arnold H. Simon, Chief Executive Officer, and John J. Jones, General Counsel, or their respective successors.
         22.     Travel Expenses
                 22.1 Licensee shall reimburse Licensor for the reasonable travel expenses (i.e., appropriate airfare and lodgings, meals and local transportation consistent with the travel policy of Licensor and/or DKCo as provided to Licensee from time to time) incurred by Licensor's or DKCo's personnel in travel undertaken at Licensee's written request, for purposes of performing services for Licensee as contemplated herein or in connection with meetings with Licensee.

         23.     Assignability; Binding Effect
                 23.1     (a)     The performance of Licensee hereunder is of a
personal nature and, therefore, neither this Agreement nor the license or other rights granted to Licensee hereunder may be assigned, sublicensed (other than in connection with the engagement of Licensee Distributors in accordance herewith) or transferred by Licensee and any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect and shall constitute an uncurable default hereunder. The direct or indirect transfer or issuance of any shares of Licensee or the direct or indirect transfer (including by entering into a stockholders agreement or another agreement or by granting a proxy) of the voting rights of such shares or the issuance of any other voting securities or the entering into of a management or other agreement shall be deemed an impermissible transfer hereof for purposes of the preceding sentence (and shall constitute an uncurable default hereunder) if such transfer or issuance of shares or voting rights or such issuance of voting securities or such agreement in any way shall limit or reduce the rights or ability of Guarantor, the sole shareholder of Licensee, to control the business and affairs of Licensee. Notwithstanding the foregoing, it shall not be deemed an impermissible transfer hereof if the shares of Licensee are pledged to Guarantor's principal lending institutions in accordance with the requirements of Guarantor's loan agreements with said lending institutions, although a subsequent enforcement of such pledge shall be deemed an impermissible transfer hereof and shall constitute an uncurable default hereunder, provided that, if Licensee is disputing such enforcement of such pledge in good faith and the entire amount of the debt on which the attempt to enforce is pledge is based is provided for in the form of a bond, letter of credit or other reasonably acceptable third party guarantee, Licensor may not terminate this Agreement until such time as Licensee is no longer disputing such enforcement or such bond, letter of credit or other third party guarantee is no longer in full
force or effect.                   (b)     The performance of Licensor
hereunder is of a personal nature and, therefore, neither this Agreement nor the rights granted to Licensor hereunder may be assigned, sublicensed or transferred by Licensor and any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect and shall constitute an uncurable default hereunder. The direct or indirect transfer or issuance of any ownership interests in Licensor or the direct or indirect transfer (including by entering into a stockholders agreement or another agreement or by granting a proxy) of the voting rights of such ownership interests or the issuance of any other voting securities or the entering into of a management or other agreement shall be deemed an impermissible transfer hereof for purposes of the preceding sentence (and shall constitute an uncurable default hereunder) if such transfer or issuance of ownership interests or voting rights or such issuance of voting securities or such agreement in any way shall limit or reduce the rights or ability of DKI to control the business and affairs of Licensor.
                 23.2 This Agreement shall inure to the benefit of and shall be binding upon the parties, Licensor's successors, transferees and assigns and Licensee's permitted successors, transferees and assigns.
                 23.3 Notwithstanding anything to the contrary herein, if, for any reason other than any act, whether of omission or commission, that may be committed or suffered by Licensee or any Licensee Distributor or any of their respective Affiliates, servants, agents or employees in connection with this Agreement or any Distribution Agreement, the Principal License terminates during the term of this Agreement, this Agreement shall continue, with Gabrielle or the successor to Licensor's rights under the Principal License automatically being substituted for Licensor as "Licensor" hereunder.
         24.     Arbitration; Court Actions
                 24.1 Except as specifically set forth in this Agreement, all disputes, controversies and claims arising out of or relating hereto or concerning the respective rights or obligations hereunder of the parties hereto [except disputes, controversies and claims relating to or affecting in any way Gabrielle's ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof ("LICENSED MARK DISPUTES")] shall be settled and determined by arbitration in New York, New York before a Commercial Panel of three (3) arbitrators in accordance with and pursuant to the then existing Commercial Arbitration Rules of the American Arbitration Association. The arbitrators, in their sole and absolute discretion, may award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any such arbitration and the courts also may do so with regard to injunctive relief sought by Licensor or Licensee pursuant to paragraph 18.4 above and with regard to Licensed Mark Disputes (collectively, "COURT ACTIONS"). However, in any arbitration proceeding arising under this Agreement, the arbitrators may not change, modify or alter any express condition, term or provision hereof in any respect, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to paragraph 21.1 above.

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

                 24.2 (a) Any Court Action shall be brought in New York, New York, in any court having jurisdiction thereof, except that an injunctive proceeding may be brought in any jurisdiction where appropriate by reason of the subject matter of the Court Action. Each of Licensor and Licensee hereby irrevocably submits to the jurisdiction of any of said courts located in New York, New York and any such other jurisdiction in any Court Action and hereby waives any claim or defense of inconvenient forum or lack of personal jurisdiction under any applicable law, decision or treaty or otherwise.
                          (b)  Each of Licensor and Licensee represents and
warrants that it is not entitled to immunity from judicial proceedings and agrees, that, if the other brings any Court Action, it shall not claim any immunity from such proceedings for itself or with respect to its property.
                          (c)  The service of any notice, process, motion or
other document in connection with a Court Action may be effectuated in the manner notice is to be given pursuant to paragraph 21.1 above. However, nothing herein shall affect the right of Licensor or Licensee to serve process in any manner permitted by the laws of the State of New York, or by the state or Federal courts located therein, or by the laws or courts of any Country or any subdivision thereof, with respect to Court Actions to be brought therein.
         25.     Force Majeure
                 25.1 Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under the Agreement when such delay or failure is by reason of any cause or causes beyond its control, including, without limitation, any present or anyfuture statute, law, ordinance, regulation, order, judgment or decree, whether legislative, executive or judicial (whether or not constitutional), act of God, earthquake, flood, fire, epidemic, accident, explosion, casualty, lockout, boycott, strike, labor controversy (including but not limited to threat of lockout, boycott or strike), riot, civil disturbance, war or armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war), act of a public enemy, embargo or delay of a common carrier, or, in the case of Licensee, the inability without fault on Licensee's part to obtain sufficient material, labor, transportation, power or other essential commodity required in the proper conduct of the Business. However, general economic or apparel industry conditions shall not be deemed a "cause beyond Licensee's control" so that, for example, a failure by Licensee to achieve any particular level of Net Sales as a result of general economic or apparel industry conditions shall not be excused under the provisions of this paragraph.

                 25.2 The party claiming to be affected by a cause or causes beyond its control shall give written notice thereof to the other party promptly after it learns of the occurrence of said event (the "FORCE MAJEURE EVENT") and of the adverse results thereof. Such notice shall set forth the nature and extent of the Force Majeure Event. Such party thereafter also promptly shall provide to the other party such additional information with respect to the Force Majeure Event as the other party may reasonably request. The delay or failure shall not be excused unless such notice is so given and any such additional information is so provided. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement by and upon notice in writing to the other party if the other party is unable to perform any of its material obligations hereunder for a period of one hundred eighty (180) days by reason of a Force Majeure Event, except that Licensor shall not terminate this Agreement after the expiration of such one hundred eighty (180) day period unless, prior to such Force Majeure Event ending or abating so that Licensee again is able to perform its material obligations hereunder, it is able to engage a new third party licensee which would then be able to perform Licensee's material non-financial obligations hereunder. Also and notwithstanding the foregoing, Licensor may terminate this Agreement in part by and upon notice in writing to Licensee if Licensee is unable to perform any of its material obligations hereunder for a period of one hundred eighty
(180) days by reason of a Force Majeure Event and, prior to such Force Majeure Event ending or abating so thatLicensee again is able to perform its material obligations hereunder, Licensor is able to engage a new third party licensee which would then be able to perform Licensee's material non-financial obligations hereunder in a portion of the Territory, which portion of the Territory would be deleted from the "Territory" hereunder if Licensee thereafter again becomes able to perform its material obligations hereunder.
In such case where a portion of the Territory is deleted from the "Territory" hereunder, the Guaranteed Minimum Royalty and the Projected Net Sales for the Annual Period during which Licensee again becomes able to perform its material obligations hereunder and all subsequent Annual Periods shall be reduced by a percentage equal to the percentage which Net Sales in said deleted portion of the Territory during the last full Annual Period prior to the occurrence the Force Majeure Event bore to the aggregate Net Sales during such Annual Period.
                 25.3     Notwithstanding anything to the contrary herein, if
(a) a Force Majeure Event occurs with respect to Licensee or Licensor, (b) such Force Majeure Event prevents Licensee from producing or delivering at least one
(1) seasonal collection, and (c) thereafter (and prior to the termination hereof by Licensor on account of such Force Majeure Event in accordance with the provisions of paragraph 25.2 above), such Force Majeure Event ends or abates so that Licensee again is able to perform all of its material obligations hereunder, the Guaranteed Minimum Royalty and the Projected Net Sales for the Annual Period or Annual Periods in which a seasonal collection or collections were not produced or shipped by reason of such Force Majeure Event shall be reduced by thirty percent (30%), if a Spring collection was not so produced or shipped; ten percent (10%), if a Summer collection was not so produced or shipped; forty percent (40%), if a Fall collection was not so produced or shipped; and twenty percent (20%), if a Resort collection was not so produced or shipped. However, the Minimum Advertising Obligation for the Annual Period during which Licensee again commences the performance of all of its material obligations hereunder after such Force Majeure Event ends or abates shall not be reduced and shall be equal to three percent (3%) of Projected Net Sales for such Annual Period as set forth on Schedule C, rather than three percent (3%) of the Projected Net Sales for such Annual Period as reduced under this paragraph 25.3.

         26.     Miscellaneous

                 26.1 If, during the term of this Agreement, Guarantor or any of its Affiliates enters into a transaction covering Products with a fashion designer of the typedescribed in said paragraph 17.1(b)(viii) ("THIRD PARTY DESIGNER LICENSE") (and this Agreement is not terminated by Licensor by reason thereof in accordance with the provisions of paragraph 17.1(b)(viii) above), a copy thereof shall be provided to Licensor promptly after the execution thereof. If the Sales Royalty, International Administrative Fee, Guaranteed Minimum Royalty or Minimum Advertising Obligation (however designated, whether as a royalty, as a fee for the use of the subject trademark or for design or other services, as a contribution or otherwise) under such Third Party Designer License is greater than that provided for hereunder, this Agreement shall automatically be deemed, and be, amended, effective for the then current Annual Period and for all Annual Periods commencing during the term of such Third Party Designer License, to increase the Sales Royalty, International Administrative Fee, Guaranteed Minimum Royalty and/or Minimum Advertising Obligation to the level(s) provided in such Third Party Designer License. Also, notwithstanding the amount of the Guaranteed Minimum Royalty (however designated) under such Third Party Designer License, this Agreement shall automatically be deemed, and be, amended, effective for the then current Annual Period and for all Annual Periods thereafter, to increase the Guaranteed Minimum Royalty hereunder to an amount equal to the greater of one hundred twenty-five percent (125%) of the Guaranteed Minimum Royalty for each such Annual Period provided in Schedule C and the amount of the Guaranteed Minimum Royalty (however designated) under such Third Party Designer License for the corresponding periods thereunder.

                 26.2 Licensee shall provide Licensor, free of charge, with such number of Articles as Licensor may, in light of its requirements therefor, request in writing for use in connection with "DKNY" fashion shows, for showroom display and for promotional photoshoots and photolayouts and retail displays of other products bearing the Licensed Mark. Licensee acknowledges that some of such seasonal fashion shows and photoshoots shall take place prior to the commencement of production of the same seasonal collection of the various Product Categories of Articles and that, in any such case, Licensee shall be required to provide pre-production samples.

                 26.3 (a) Licensee shall sell to discount outlet stores operated by Licensor or any of its Affiliates which sell products bearing the Licensed Mark and/or other trademarks used by Licensor and DKCo ("LICENSOR OUTLET STORES") such reasonable quantities of its available excess inventory of in-season, first quality Articles as may be ordered from time to time by the operator(s) of the LicensorOutlet Stores (the "OPERATORS"). All purchases of Articles by the Operators shall be billed to and paid for under such terms and conditions as may be mutually agreed between the Operators and Licensee, except that (i) the price to be paid by the Operators for Articles [CONFIDENTIAL INFORMATION OMITTED]3 and (ii) otherwise the terms and conditions of such sales shall be no less favorable to the Operators than those given by Licensee to any other third party purchaser of Articles of like kind and quantity.

                          (b)     Licensor, on behalf of the Operators, shall
have a right of first refusal to purchase any or all Off-Price Articles for sale in Licensor Outlet Stores. Such right shall be exercisable only within five (5) business days after Licensor is notified in writing of the terms of the proposed third party sale. If Licensor does not exercise its said right of first refusal timely, Licensee may proceed with the proposed third party sale (subject to the provisions of paragraph 4.7(a) above), but only on terms no less favorable to Licensee than the terms set forth in the notice of the proposed sale. If the terms of a proposed third party sale change to the detriment of Licensee after Licensor elected not to exercise its right of first refusal with respect thereto, Licensor again shall have a right of first refusal as aforesaid with respect to the proposed sale, on the terms as modified.

                 26.4     (a)     If requested by DKCo or any other Affiliate of
Licensor which is granted the right to manufacture and sell Products bearing the Principal Mark (for purposes of this paragraph 26.4, the "MANUFACTURER"), Licensee shall arrange for the production of such Products for the Manufacturer. [CONFIDENTIAL INFORMATION OMITTED]4 Notwithstanding anything to the contrary herein, references in paragraph 4.2 above to "contractors" for Articles also shall be deemed to be references to the contractors engaged by Licensee to produce the Manufacturer's Products, and Licensee may not engage any contractor for the production of such Products until the procedures of said paragraph 4.2 have been complied with, the Manufacturer approves the contractor and the contractor executes an appropriately modified version of the Contractor Agreement.

                 (b) If the Manufacturer elects, in accordance with the provisions of paragraph 26.4(a) above, to have Products bearing the Principal Mark produced for it by Licensee and thereafter elects to have the same or other Products produced for it by a third party, Licensee shall cooperate with the Manufacturer in all respects in connection therewith and, specifically, shall provide the Manufacturer, without charge, with such design and styling information as may be necessary or appropriate to enable such third party to produce the Manufacturer's Products in a manner consistent with the manner in which Licensee produced such Products (or had such Products produced). In connection therewith or when otherwise requested by the Manufacturer, Licensee shall provide the Manufacturer with a disk copy of the graded patterns and markers for the Manufacturer's Products which it produced or had produced. However, with respect solely to these items, Licensee's cost thereof shall be reimbursed to Licensee by the Manufacturer.

                 26.5 Licensee shall not, and shall not permit any Licensee Distributor to, give away gratuitously or sell Articles in connection with any tie-in or promotional campaign relating to Articles or any other products without the prior written consent of Licensor, and, with respect to the Licensee Distributors, all Distribution Agreements specifically shall so provide.

                 26.6 Notwithstanding anything to the contrary contained in this Agreement, Licensor shall have the right, exercisable at any time, to negotiate and enter into agreements with third parties pursuant to which it may grant a license to use the Jeans Mark in connection with the manufacture, distribution and sale of Products in any Country or Countries, but only if, pursuant to such third party agreements, the collections of such Products are not shipped prior to the expiration or sooner termination of this Agreement. Nothing herein shall be construed to prevent any such third party licensee from showing such Products and accepting orders therefor in the ordinary course prior to the expiration or termination hereof, provided only that such Products are not shipped prior to the expiration or sooner termination of this Agreement.

                 26.7 Simultaneously with the execution hereof, Licensee shall deliver to Licensor a duly executed guaranty of its obligations under this Agreement in the form set forth in Exhibit C from Guarantor (the "GUARANTY"), absent which Licensor would not agree to enter into this Agreement with Licensee. In addition, if, by reason of a corporate reorganization or otherwise, Guarantor ceases to be the corporate parent of Licensee for financial reporting purposes,Licensee shall deliver to Licensor, within thirty
(30) days after a new entity becomes the parent corporation for financial reporting purposes, a duly executed guaranty of its obligations under this Agreement in the form of the Guaranty from said new entity. (The term "Guarantor" hereunder and all references thereto herein shall be deemed to include any such new entity.)

                 26.8 As soon as practicable, Licensor and Licensee shall make any and all filings which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and shall cooperate with each other in all respects with respect thereto, including, without limitation, by furnishing all necessary information required for the preparation of such filings. Each of Licensee and Licensor shall bear its own costs in connection the preparation and processing of such filings. This Agreement, as well as the Occupancy Agreement, the CSD Agreement and the Guaranty, shall not be effective until all waiting periods (including any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or early termination shall have been granted.

____________________

3 This information has been omitted and filed separately with the Securities and Exchange Commission.

4 This information has been omitted and filed separately with the Securities and Exchange Commission.

Notwithstanding anything to the contrary herein, if all waiting periods (including any extension thereof) applicable to the Agreement and the transactions contemplated thereby under the HSR Act shall not have expired or early termination shall not have been granted by December 31, 1997, the Agreement, the Occupancy Agreement, the CSD Agreement and the Guaranty shall terminate automatically and shall be of no further force and effect.

                 26.9 This Agreement shall be considered as having been entered in the State of New York, and shall be construed, interpreted and enforced in accordance with the laws of that state applicable to agreements wholly made and to be performed there, excluding its conflicts of law rules, except that Court Actions, as they relate to the Licensed Mark, shall be controlled by the laws of the Country in which such Court Action is brought, or otherwise as appropriate.

                 26.10 This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

                 26.11 Nothing herein shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee may not obligate or bind Licensor in any manner. Licensee shall conspicuously identify itself at its business premises, in anyadvertising, marketing, promotion and other exploitation materials and in its business documents, including but not limited to business cards, invoices, order forms and stationery, as an independent licensee of Licensor.

                 26.12 No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee. Also, if for any reason any acts or omissions by Licensee or Licensor hereunder not in conformance with any of the requirements hereof are not objected to by the other from time to time, such a failure to object shall not be deemed a waiver by the other of any such requirement and the other may insist upon due performance thereof by it at any time.

                 26.13 If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

                 26.14 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 26.15 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


                                                   DONNA KARAN STUDIO
                                                   By: Donna Karan International Inc.,
                                                            Partner<th>


                                                   By:
                                                      ---------------------------
                                                        Donna Karan,
                                                            Chief Executive Officer


                                                   BROADWAY JEANSWEAR HOLDINGS, INC.



                                                   By:
                                                      ---------------------------


                                                   BROADWAY JEANSWEAR COMPANY, INC.


                                                   By:
                                                      ---------------------------


                                                   BROADWAY JEANSWEAR SOURCING, INC.



                                                   By:
                                                      ---------------------------




AGREED AS APPLICABLE:

DESIGNER HOLDINGS LTD.


By: ______________________________


CONSENTED TO:

GABRIELLE STUDIO, INC.


By: ______________________________
         Donna Karan, President

                                   SCHEDULE A


                                    PRODUCTS


1. Women's, men's and children's (boys' and girls') jeans (of a jeans-type construction that is constructed with welt seamed double needle stitching and jeans constructed waistband) made of denim, twill, sheeting, canvas, linen, corduroy (14 to 16 wale), chambray and other fabrics presently associated with jeanswear and with silhouettes presently associated with jeanswear.

2. Women's, men's and children's (boys' and girls') jeans skirts, jeans-overalls, jeans short-alls, jeans skirt-alls, jeans shorts, jeans jackets, jeans-coats and jeans dresses (of a jeans type construction that is constructed with welt seamed double needle stitching) made of denim, twill, sheeting, canvas, linen, corduroy (14 to 16 wale), chambray and other fabrics presently associated with jeanswear and with silhouettes presently associated with jeanswear.

3. Women's and men's casual woven shirts of a jeans-type construction of denim, chambray and other fabric approved by Licensor with prominent logo identification or other external label identification using "DKNY Jeans" in sizes S-M-L-X.

4. Women's and men's knit tops and bottoms including fleece, sweatshirting or t-shirts, with prominent logo identification or other external label identification using "DKNY Jeans" in styles easily merchandised with jeanswear.

5.  Baseball-Style Caps

                                   SCHEDULE B


                         SHOP-IN-SHOP ROLL OUT SCHEDULE





DKNY WOMEN'S SHOP PROJECTED 5 YEAR ROLL-OUT



              YEAR 1              YEAR 2              YEAR 3              YEAR 4             YEAR 5

         Total # Doors       Total # Doors      Total # Doors       Total # Doors       Total # Doors       Grand Total
         A*             28   A             26   A              23                                           A             77

         B*             71   B             78   B              76   B              70                       B            295

         C*             25   C             45   C              50   C              71   C             157   C            348
         TOTAL         124   TOTAL        149   TOTAL         149   TOTAL         141   TOTAL         157   TOTAL        720





DKNY MEN'S SHOP PROJECTED 5 YEAR ROLL-OUT


              YEAR 1              YEAR 2              YEAR 3              YEAR 4             YEAR 5

         Total # Doors       Total # Doors      Total # Doors       Total # Doors       Total # Doors       Grand Total

         A              12   A             12   A              12                                           A             36

         B              62   B             61   B              60   B              53                       B            236
         C               2   C             28   C              29   C              56   C              93   C            208

         TOTAL          76   TOTAL        101   TOTAL         101   TOTAL         110   TOTAL          93   TOTAL        480


* The letters "A," "B" and "C" in the above Schedule refer to "A"-level, "B"-level and "C"-level doors as such terms are commonly understood in the industry

                                   SCHEDULE C


                 GUARANTEED MINIMUM ROYALTY/PROJECTED NET SALES

                                GUARANTEED                            PROJECTED
ANNUAL PERIOD                MINIMUM ROYALTY                          NET SALES
-------------                ---------------                          ---------

First (1996-1997)                 $ 5,040,000                       $90,000,000
Second (1998)                     $ 9,240,000                       $165,000,000
Third (1999)                      $10,164,000                       $181,500,000
Fourth (2000)                     $11,180,000                       $199,650,000
Fifth (2001)                      $12,298,000                       $219,615,000
Sixth (2002)                      $13,528,000                       $241,577,000
Seventh (2003)                    $14,881,000                       $265,734,000
Eighth (2004)                     $16,369,000                       $292,308,000
Ninth (2005)                      $18,006,000                       $321,538,000
Tenth (2006)                      $19,807,000                       $353,692,000
Eleventh (2007)                   $20,500,000                       $366,071,000
Twelfth (2008)                    $21,217,000                       $378,884,000
Thirteenth (2009)                 $21,960,000                       $392,145,000
Fourteenth (2010)                 $22,729,000                       $405,870,000
Fifteenth (2011)                  $23,524,000                       $420,075,000
Sixteenth (2012)                  $24,348,000                       $434,778,000
Seventeenth (2013)                $25,200,000                       $449,995,000
Eighteenth (2014)                 $26,082,000                       $465,745,000
Nineteenth (2015)                 $26,995,000                       $482,046,000
Twentieth (2016)                  $27,939,000                       $498,918,000
Twenty-first (2017)               $28,917,000                       $516,380,000
Twenty-second (2018)              $29,929,000                       $534,453,000
Twenty-third (2019)               $30,977,000                       $553,159,000
Twenty-fourth (2020)              $32,061,000                       $572,520,000
Twenty-fifth (2021)               $33,183,000                       $592,558,000
Twenty-sixth (2022)               $34,344,000                       $613,298,000
Twenty-seventh (2023)             $35,546,000                       $634,763,000
Twenty-eighth (2024)              $36,790,000                       $656,980,000
Twenty-ninth (2025)               $38,078,000                       $679,974,000
Thirtieth (2026)                  $39,411,000                       $703,773,000


                                   SCHEDULE D

                        ANNUAL MARKETING PLAN CATEGORIES

I.       Strategy

II.      Key Competitors

III.     Distribution
                 -        existing doors - projected volume
                 -        new doors - projected volume

IV.      Retail Prices
                 -        competitive analysis

V.       Launch(es)
                 -        timing
                 -        support
                 -        collateral
                 -        advertising
                 -        training
                 -        catalogues/direct mail

VI.      Collateral Support
                 -        Items
                 -        quantity

VII.     Media Plan
                 -        Advertising Schedule
                          o       magazines, newspapers
                          o       insertions
                          o       reach/frequency
                          o       competitive spend/media plans
                 -        Radio Scheduling
                 -        TV (if applicable)

                                   EXHIBIT A

                          FORM OF CONTRACTOR AGREEMENT

         The undersigned contractor (the "Contractor") desires to be engaged by Broadway Jeanswear Sourcing, Inc. ("BJS") to produce certain apparel products, as set forth on Schedule A annexed hereto (the "Products").

         The Contractor acknowledges the Products are being manufactured and will be sold by BJS under the trademark and logo "DKNY JEANS" (the "Trademark") under a license (the "License") from Donna Karan Studio (the "Licensor"). The Contractor further acknowledges that the Trademark is owned by Gabrielle Studio, Inc. (the "Owner").

         In consideration of being engaged to produce the Products for BJS, the Contractor covenants and agrees that:

                 (a) it will not disclose to any third party any information regarding the Products, including, without limitation, design and style information, except as is necessary for it to perform its obligations to and for BJS hereunder, such as in connection with obtaining materials from third parties necessary to produce the Products;

                 (b) it will permit the Licensor to exercise its rights under the License to obtain current production samples of the Products and to inspect the Contractor's facilities;

                 (c) it will not do or suffer to be done any act or thing which may in any way adversely affect any rights of the Owner or the Licensor in and to the Trademark or any registrations thereof or which, directly or indirectly, may reduce the value of the Trademark or detract from its reputation;

                 (d) it will not to use any child labor or violate any labor laws in connection with the production of the Products;


                 (e) it will observe and conform with all applicable customs requirements and country of origin regulations; and

                 (f) it will sell Products bearing the Trademark produced by it only to BJS and to no other person or entity. Accordingly, the Contractor further agrees that, in the event of any overrun or of any termination or non-acceptance of an order for such Products or the return of such Products for any reason, including, without limitation, by reason of late delivery, the Contractor will remove the Trademark and any associated logos and other related identification from such Products prior to the sale of such Products anywhere in the world. Under no circumstances, however, shall the Contractor sell or otherwise distribute any of such Products into, or to customers located in or with outlets in, any country wherein Products, or any men's or women's apparel products, bearing the Trademark or the trademark "DKNY" are being sold. Furthermore, the Contractor agrees that it will not, in connection with any such sale, advertise or otherwise publicize the fact that such Products had been produced for BJS or that they had been designed or produced for sale under the Trademark or had been sold under the Trademark.

         If the Contractor violates the provisions of paragraph (f) above, it will pay to the Owner and the Licensor liquidated damages in an amount equal to the total amount paid by BJS to the Contractor for Products bearing the Trademark, it being understood and agreed that the Contractor's breach of its obligations under paragraph (f) will result in lost goodwill with respect to the Trademark as well as to Products bearing the Trademark and the damages suffered by the Owner and the Licensor on account thereof will not be quantifiable. Payment such liquidated damages must be made promptly upon demand therefor. The foregoing will be in addition to, and not in lieu of any rights and remedies of BJS, the Owner or the Licensor by reason of any such violation, including, without limitation, those set forth below in the following paragraphs.

         The Contractor further acknowledges that the sale of Products bearing the Trademark other than to BJS or to any person or entity approved in writing by BJS will result in irreparable damage and injury to BJS, the Owner and the Licensor for which BJS, the Owner and the Licensor may not have any adequate remedy at law. Accordingly, the Contractor agrees that, in the event of any sale or threatened sale of any such Products to any unapproved authorized person or entity, BJS, the Owner and the Licensor may have the provisions of this agreement specifically enforced by any court having equity jurisdiction and may obtain both temporary and permanent injunctions prohibiting such sales. The Contractor further agrees that, in any proceeding for an injunction, and upon any motion for a temporary or permanent injunction, the Contractor's ability to answer in damages will not be a bar or interposed as a defense to the granting of such injunction. The Contractor acknowledges and agrees that this right and remedy is in addition to, and notin lieu of, any other rights and remedies available to either BJS, the Owner or the Licensor under law or in equity.

         Any injunctive proceeding or other legal action hereunder ("Legal Action") may be brought by BJS, the Owner and/or the Licensor in the Federal courts of New York, New York, U.S.A. or in any court having jurisdiction with respect thereto in the Contractor's jurisdiction of incorporation or in any jurisdiction in which the Contractor is doing business. The Contractor hereby irrevocably consents and submits to the jurisdiction of any of said courts in any Legal Action and waives any claim or defense of inconvenient forum or lack of personal jurisdiction under any applicable law, decision or treaty or otherwise. The Contractor represents and warrants that it is not entitled to immunity from judicial proceedings and agrees that, if BJS, the Owner and/or the Licensor brings any Legal Action, it will not claim immunity from such proceedings for itself or with respect to its property. In making the foregoing submission to jurisdiction, the Contractor expressly waives the benefit of any contrary provision of the laws of jurisdiction of its incorporation or where it is doing business.


                                  _________________________
                                  (CONTRACTOR'S NAME)

                                  BY:

                                  TITLE:

                                  ADDRESS:



DATE:


                                   SCHEDULE A


                                  THE PRODUCTS

                                   EXHIBIT B


                      INITIAL APPROVED FORM OF JEANS MARK

                                   EXHIBIT C

                                   GUARANTY

         In order to induce Donna Karan Studio ("DKS") to enter into the license agreement (the "Agreement") being executed simultaneously herewith by DKS and Broadway Jeanswear Holdings, Inc., Broadway Jeanswear Company, Inc. and Broadway Jeanswear Sourcing, Inc. (jointly and severally, "Licensee") and in consideration of the covenants and promises made by DKS in the Agreement, the undersigned ("Guarantor"), which hereby represents and warrants that it is the sole shareholder of Licensee, hereby unconditionally guaranties that Licensee will perform and observe each and every agreement, covenant, representation, warranty, term and condition of the Agreement to be performed or observed by it and, upon Licensee's failure to do so, Guarantor promptly will perform and observe each such agreement, covenant, term and condition, or cause the same promptly to be performed and observed, in accordance with the requirements of the Agreement. Guarantor hereby unconditionally guaranties that all sums of whatever character which may become payable by Licensee pursuant to the Agreement promptly will be paid in full when due. If for any reason whatever any sum hereinabove referred to, or any part thereof, is not paid promptly when due, Guarantor immediately will pay the same regardless of whether steps have been taken to enforce any rights against Licensee to collect any of said sums, and regardless of any other condition or contingency.

         Notwithstanding anything to the contrary contained herein, to the extent this Guaranty relates to the payment of sums due to DKS under the Agreement, it is a guaranty of payment and not of collection and a continuing guaranty which will remain in full force and effect and be binding upon Guarantor until payment in full by Licensee to DKS of all sums due pursuant to the Agreement.

         The representations, warranties, obligations, covenants, agreements and duties of Guarantor under this Guaranty in no way shall be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement although without notice to or the further consent of Guarantor: (i) the waiver by DKS of the performance or observance by Licensee of any agreement, covenant, warranty, representation, term or condition contained in the Agreement (although Guarantor shall not be required to remedy the failure of Licensee to perform or observe any such agreement, covenant, warranty, representation, term or condition so waived, but onlyto the extent of the waiver); (ii) the extension, in whole or in part, of the time for the payment by Licensee of any sums owing or payable under the Agreement, or of the time for performance by Licensee of any of its other obligations under or arising out of the Agreement; (iii) the modification or amendment (whether material or otherwise) of any of the obligations of Licensee under the Agreement; (iv) any failure, omission, delay or lack on the part of DKS to enforce, assert or exercise any right, power or remedy conferred on DKS in the Agreement or otherwise; or (v) the release or equitable discharge of Licensee from the performance or observance of any agreement, covenant, warranty, representation, term or condition of the Agreement by operation of law.

         No failure on the part of DKS to exercise, and no delay in the exercise of, any right, remedy or power hereunder will operate as a waiver thereof, nor will any single or partial exercise by DKS of any right, remedy or power hereunder preclude any other of future exercise of any other right, remedy or power.

         This Guaranty will be construed and enforced under the laws of the State of New York applicable to agreements wholly made and to be performed there, excluding its conflicts of law rules. Any legal action arising out of or relating to this Guaranty shall be brought in New York, New York in any court having jurisdiction thereof. Guarantor hereby irrevocably submits to the jurisdiction of said courts in any such action and hereby waives any claim or defense of inconvenient forum.

         Guarantor hereby waives notice of any obligations or liabilities contracted by Licensee in the performance or observance of any agreement, covenant, term or condition under the Agreement or in the payment of any sums payable by it thereunder.

         This Guaranty cannot be modified, discharged or terminated orally.

         Guarantor hereby waives acceptance of this Guaranty.

                                                            DESIGNER HOLDINGS LTD.


                                                            By:________________________

Dated:  September 27, 1996